PROSPECTUS


                         HEALTH SYSTEMS SOLUTIONS, INC.

                                1,470,808 Shares


         This prospectus covers 1,470,808 shares of common stock of Health Systems Solutions, Inc. being offered for resale by certain selling shareholders. We will not receive any proceeds from sales of shares of our common stock by the selling shareholders named on page 46.

         Our common stock is listed on the OTCBB under the trading symbol
"HSLN".

         The initial offering occurred at $.25 per share. The initial offering price was arbitrarily determined and is not related to any ratios to earnings, net worth or other investment criteria. Then thereafter sales have been made in the OTCBB at prevailing prices. On November 30, 2005 the closing price of our common stock was $0.50.

                                   ----------

         This investment involves a high degree of risk. You should purchase shares only if you can afford a complete loss of your investment. See "Risk Factors" beginning on page 3.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

         The original date of this prospectus is February 14, 2005. This prospectus is amended pursuant to a post effective amendment dated
                                 January 9, 2006

                               PROSPECTUS SUMMARY

         This summary contains what we believe is the most important information about us and the offering. You should read the entire document for a complete understanding of our business and the transactions in which we are involved. The purchase of the securities offered by this prospectus involves a high degree of risk. See the "Risk Factors" section of this prospectus for risk factors.

                                   THE COMPANY

Overview

         Health Systems Solutions, Inc., through its wholly owned subsidiary, Healthcare Quality Solutions, Inc. ("HQS") designs, develops, markets, sells and supports web-based, management information and business intelligence services that assist home health care companies more effectively manage the clinical, operational and financial aspects of their business. Our systems are implemented on our customers' standard personal computers with access to the Internet over Microsoft Internet Explorer. Our architecture and fee structure enable our customers to rapidly and cost-effectively implement our services for a modest transactional fee charged when a customer uses our programs to process patient clinical assessments. These services have been designed to assist our customers in or by:

         o        Increasing revenue;

         o        Reducing cost;

         o        Standardizing processes;

         o        Improving the quality of patient outcomes; and

         o        Minimizing regulatory compliance risk.

         Our services address the issues of measuring quality of care while simultaneously reducing cost, improving patient outcomes and minimizing compliance risk. Effective management of home health agencies requires accurate collection of many data elements and using this data to determine the reimbursement for the care and to measure and improve the quality of the care delivered. Our services offer cost-effective, accurate and automated methods of improving the quality of the data collected and enable our customers to use the data to provide daily reports that identify anomalies in clinical observations, identify profit or loss potential for an episode of care, assist with managing regulatory compliance risk, and perform benchmark observations about the data against our national database of over 1 million episodes of care.

         We currently derive most of our revenues from per transaction charges applied to processing patient clinical assessments made by our customers during a month. As of September 30, 2005, we had approximately 84 customers in 36 states with approximately 429 sites operating one or more of our programs. During September 2005, our customers made over 62,000 patient clinical assessments using our programs.

         In 2004 there were about 7,000 Medicare certified home health agencies nationally that provided services to 2.2 million patients. The Balanced Budget Act of 1997 included mandates to the Centers for Medicare and Medicaid Services
(CMS) to establish a Prospective Payment System (PPS) to reduce the cost of the home health benefit and to measure the effectiveness of the care delivered. The regulations are being implemented in phases over time and include a requirement that home health agencies collect assessment data on each patient at start-of-care and at discharge (OASIS Data).

         Beginning in 1998, our predecessor businesses used the OASIS Data to provide to some of its home health agency ("HHA") customers quarterly clinical performance benchmarking services. In addition, our predecessor businesses transmitted OASIS Data to state agencies as required under the Medicare regulations and to the Joint Commission on Accreditation of Healthcare Organizations as required under that organization's accreditation procedures. Charges for these services were on a subscription basis. Home health agencies could pay the subscription fee annually in advance and obtain a discount from standard pricing. Revenue for customers paying up front was categorized as deferred and was earned over the course of the ensuing contract period, typically 12 months.

         In late 2002, in response to expanded PPS regulations, we introduced a series of new online processing and business intelligence services using transaction-based pricing. These products assist home health agencies on a daily basis to collect, edit and correct the OASIS Data and through daily and other periodic reports assist in the management of patient outcome analysis and regulatory compliance risk. We refer to individual patient assessments containing the OASIS Data as the "transactions" on which we base our charges for our business intelligence services.

         Our executive offices are located at 405 N. Reo Street, Suite 300, Tampa, Florida 33609 and our telephone number is 813-282-3303. Our website is located at www.HQSonline.com. Information on our website is not a part of this prospectus.

         References throughout this prospectus to "Health Systems Solutions," "HSS," "the Company," "we," "us" and "our" refer to Health Systems Solutions, Inc., a Nevada corporation, and our operating subsidiary, Healthcare Quality Solutions, Inc. ("HQS").

Recent Events

         On November 8, 2005, we entered into a Preferred Stock Purchase Agreement with Stanford International Bank Limited, our principal stockholder, pursuant to which Stanford purchased 675,000 shares of our series C convertible preferred stock at a price of $2.00 per share at the initial closing and received warrants to purchase 405,000 shares of common stock exercisable at $0.001 per share. The proceeds of this sale were used to satisfy in full the principal balance of our credit line with Stanford, which was terminated, and to provide an additional $100,000 in working capital for general corporate purposes. Stanford also agreed to purchase 250,000 additional shares of preferred stock on the same terms to the extent requested by us on two weeks notice. On November 21, 2005, Stanford purchased an additional 50,000 shares of series C preferred stock and warrants to purchase 36,000 shares of common stock. Each share of preferred stock is convertible into one share of our common stock and is entitled to one vote per share. Stanford has the right at any time within two years of the initial closing to purchase an additional 3,700,000 shares of preferred stock at $2.00 per share and to receive in connection therewith an aggregate of 2,220,000 warrants exercisable at $0.001 per share.

         Stanford is the owner of a majority of our issued and outstanding common stock and all of our issued and outstanding preferred stock.

         The exercise price of the warrants is $0.001 per share, and the warrants expire five years from the date of issuance. Stanford has assigned half of all warrants issuable under the agreement, including 202,500 of the 405,000 warrants issued at the initial closing and 15,000 of the 30,000 warrants issued on November 21, 2005, to five of its employees pursuant to a warrant assignment agreement.

         We are obligated to register the shares of common stock issuable upon conversion of the preferred stock or exercise of the warrants pursuant to a registration rights agreement within 90 days after the date of demand by the security holders. If we do not timely file a required registration statement, we must issue upon default and each month thereafter that the registration statement is not filed, warrants to purchase a number of shares of common stock equal to the number of shares of preferred stock sold.

                                  THE OFFERING

Selling Shareholders

         This prospectus covers up to 1,470,808 shares of our common stock which may be sold by the selling shareholders identified in this prospectus.

         As of the date of this prospectus, there were 10,796,779 shares of our common stock outstanding. This number of outstanding shares excludes: shares of common stock underlying incentive stock options issued our employees under our 2003 Management and Director Equity Incentive and Compensation Plan and 150,000 shares of common stock underlying non-qualified stock options issued to our president under our 2003 Management and Director Equity Incentive and Compensation Plan. The number of outstanding shares also excludes shares underlying the series C preferred stock and warrants recently issued to Stanford and its affiliates.

                     SUMMARY FINANCIAL AND STATISTICAL DATA

         The financial data set forth below under the captions "Results of Operations Data" and "Balance Sheet Data" as of December 31, 2003 and 2004 and for the year ended December 31, 2003 and December 31, 2004 are derived from our audited financial statements, included elsewhere in this Prospectus, by Sherb & Co., LLP, independent public accountants. The data for the nine months ended September 30, 2004 and September 30, 2005 is derived from our unaudited financial statements included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements. The results of operations for the nine months ended September 30, 2005 are not necessarily indicative of results to be expected for any other interim period or the entire year. The financial data set forth below should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations." All statistical data set forth herein is unaudited.

                           Results of Operations Data

                                                              Year Ended                             Nine Months Ended
                                                  December 31,          December 31,                   September 30,
                                                      2004                 2003                 2005                  2004
                                                  ------------          -----------          -----------          -----------
                                                                                             (unaudited)          (unaudited)
Net sales ................................          $3,637,626           $2,069,758           $3,031,004           $2,658,648
Cost of sales ............................          $1,727,205           $1,410,271           $1,380,096           $1,294,344
Gross profit .............................          $1,910,421             $695,487           $1,650,908           $1,364,304
Operating expenses .......................          $3,005,950           $3,324,436           $2,086,500           $2,285,361
Net operating loss .......................         ($1,095,529)         $(2,664,949)           ($435,592)           ($921,057)
Other non-recurring ......................             $29,139                   --                   --              $29,139
Net loss .................................         ($1,124,668)         ($2,664,949)           ($435,592)           ($950,196)
Deemed preferred stock dividend ..........                  --              $92,137                   --                   --
Net loss applicable to common stockholders         ($1,124,668)         ($2,757,086)           ($435,592)           ($950,196)
Net loss per common share:
   Basic .................................               ($.17)              ($1.14)               ($.04)               ($.15)
   Diluted ...............................               ($.17)              ($1.14)               ($.04)               ($.15)
Weighted average number
  of common shares outstanding:
   Basic .................................           6,536,156            2,421,169           10,914,911            6,145,481
   Diluted ...............................           6,536,156            2,421,169           10,914,911            6,145,481

                                                       Statistical Data

Total customers (end of period) ..........                 100                  104                   84                   98
Transaction customers (end of period) ....                  81                   73                   71                   78
Transaction sites (end of period)) .......                 356                  280                  416                  320
Transaction assessments ..................             610,034              424,561              518,345              449,298
Average charge per transaction ...........               $5.24                $3.67                $5.49                $5.17

                                                      Balance Sheet Data

                                                December 31, 2004    September 30, 2005
                                                -----------------    ------------------
                                                                        (unaudited)
Working capital ..........................            $330,507             $412,865
Total assets .............................          $1,692,356           $1,314,392
Total liabilities ........................          $1,571,016           $1,628,644
Shareholders' equity (deficit) ...........            $121,340            ($314,252)

                           FORWARD LOOKING STATEMENTS

         The discussion in this Prospectus regarding our business and operations includes "forward-looking statements" which consist of any statement other than a recitation of historical fact and can be identified by the use of forward-looking terminology such as "may," "expect," "anticipate," "estimate," "continue" or the negative thereof or other variations thereon or comparable terminology. The reader is cautioned that all forward-looking statements are speculative, and there are certain risks and uncertainties that could cause actual events or results to differ from those referred to in such forward-looking statements.

                                  RISK FACTORS

         You should carefully consider the risks described below before making an investment decision. This disclosure highlights all material risks regarding our business and this offering.

         We have a history of losses and if these losses continue you may lose your entire investment in our company.

         We have a history of operating losses in our business and have incurred significant net losses since our inception. For the fiscal year ending December 31, 2004, we incurred net losses totaling $1,124,668. We incurred net losses of $435,592 for the nine months ended September 30, 2005. At September 30, 2005, we had an accumulated deficit of $12,720,483. Our ability to generate and sustain significant additional revenues or achieve profitability will depend upon the factors discussed elsewhere in this "Risk Factors" section.

         Our continued operating losses have contributed to the deterioration of our cash position. We expect that cash on hand together with funds available to us under our Preferred Stock Purchase Agreement with Stanford International Bank Limited, will permit us to fund our operations for the next twelve months. Unexpected increases in negative cash flow from operations or the unavailability of funds under our line of credit would cause us to require additional external financing before that time. Under those circumstances, if we are unable to secure additional external financing on a timely basis, we will not have sufficient cash to fund our working capital and capital expenditure requirements and we will be forced to cease operations. In such event, the shares of our common stock may cease to have any value.

         We currently depend on repeat business for a substantial portion of our revenues, and need to increase our customer base to grow in the future or our revenues may decrease.

         Currently, a significant and increasing portion of our revenues is generated from existing customers. Many of our customers initially implement our products for a limited number of sites or for limited functions. These customers may not choose to purchase additional services to expand their use of our products. If this occurs, or if existing customers fail to renew services or maintenance contracts, then new customer revenue may not be sufficient to offset the resulting shortfall and enable us to sustain our current revenue levels.

         The home healthcare market is highly fragmented and is dominated by small agencies that are not accustomed to using web-based management tools. If we fail to increase our customer base, our business and operations results would be harmed.

         The loss of certain significant customers would materially decrease our revenues.

         We had one customer, Amedisys, Inc., who accounted for approximately 46% of our revenue for the nine months ended September 30, 2005 and 32% of our revenues for the year ended December 31, 2004. The loss of this customer would materially decrease our revenues. Please see "Customers" for a discussion of our agreement with Amedisys.

         We have a long sales cycle and may not be able to increase revenues as quickly as we must increase staffing to support additional activity. If we increase our staffing in anticipation of additional revenues that are delayed, we may incur losses which could result in you losing your investment in our company.

         Because most home health care agencies have not utilized management information systems to enhance their financial and clinical performance, selling our solutions requires us to educate potential customers on our solutions' uses and benefits. As a result, our services have a long sales cycle, which can take up to eight months. Consequently, we face difficulty predicting the quarter in which revenues from expected customers may be realized. The sale of our services is also subject to delays from the lengthy budgeting, approval and competitive evaluation processes of our customers that typically accompany significant information technology commitments. If we increase our staffing in anticipation of additional revenues that are delayed, we may suffer losses.

         Selling our services involves a sophisticated sales effort which narrows the talent pool to replace our sales staff and if we are unable to retain or replace qualified sales staff, our revenues may decrease.

         Our solutions require a sophisticated sales effort targeted at senior management of our prospective customers. New hires in our sales department require extensive training and a long period of employment to achieve full productivity. There is no assurance that new sales representatives will ultimately become productive. If we were to lose qualified and productive sales personnel, our revenues could be adversely impacted.

         If we fail to properly manage our growth, we may lose customers and our revenues would decrease.

         We expanded our computer operations infrastructure in anticipation of our current and potential customer growth potential. Additionally, we must continue to develop and expand our services and operations infrastructure as the number of individual users accessing our services within each healthcare provider increases. The pace of our anticipated expansion, together with the level of expertise and technological sophistication required to manage infrastructure, and provide implementation and support services, demands an unusual amount of focus on the transaction processing needs of our current and future customers for quality, on-line response time and reliability, as well as timely delivery of information and support. This development and expansion has placed, and we expect it to continue to place, strain on our managerial, operational and financial resources.

         If we cannot manage our growth effectively, our business and operating results will suffer. Additionally, any failure on our part to develop and maintain our service levels if we experience rapid growth could significantly adversely affect our reputation and brand name which could reduce demand for our services and adversely affect our business, financial condition and operating results.

         We have identified material weaknesses in our internal control over financial reporting, and our business and stock price may be adversely affected if we do not remediate all of these material weaknesses, or if we have other material weaknesses in our internal control over financial reporting.

         We have identified material weaknesses in our internal control over financial reporting. A "material weakness" is a control deficiency, or combination of control deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. In connection with their evaluation of our disclosure controls and procedures, our CEO and CFO concluded that certain material weaknesses in our internal control over financial reporting existed as of September 30, 2005 with respect to staffing levels in our accounting and financial reporting departments and as of September 30, 2005 with respect to the limited number of employees (three) responsible for our financial reporting. The limited personnel may prohibit us from adequately following certain internal review procedures. As a result of these material weaknesses, our CEO and CFO concluded that our disclosure controls and procedures were not effective at the reasonable assurance level as of September 30, 2005. We expect that the material weakness with respect to turnover and staffing levels will be remediated in the second half of 2006. The existence of one or more material weaknesses could result in errors in our financial statements, and substantial costs and resources may be required to rectify any internal control deficiencies. If we cannot produce reliable financial reports, investors could lose confidence in our reported financial information, the market price of our stock could decline significantly, we may be unable to obtain additional financing to operate and expand our business, and our business and financial condition could be harmed.

         Healthcare providers are highly regulated. If we fail to properly implement regulatory requirements in an effective and timely manner, we will lose customers, our reputation will be damaged and our revenues will decrease.

         Monitoring and ensuring our services are compliant with changes in Medicare Conditions of Participation (CoPs), provisions of the Health Insurance Portability and Accountability Act (HIPAA) and other regulatory requirements increase the levels of staff expertise we must maintain and require modifications to our internal operations and software underlying our services. Modifications can typically be completed within a timely basis. However, if we do not maintain an appropriate level of regulatory compliance or we incorrectly implement a required regulatory change we may experience negative publicity, the loss of customers, the slowing down of sales cycles which would decrease our revenues. Please see "Business - Product Development" for a discussion on product modification due to regulatory requirements.

         If competitors with greater resources develop a comprehensive electronic patient revenue system, our products may become obsolete which would greatly reduce the value of our company and could ultimately cause you to lose all or a portion of your investment in our company.

         We compete with many companies that have greater resources than us in an industry that is subject to significant technological changes and new products. If one of our competitors develops a comprehensive electronic patient revenue system, such system could supplant the functionality of our products. If the functionality of our products is supplanted and we are unable to develop new competitive products, we could lose our customers and our sources of revenues. In such instances, you could lose all or a portion of your investment in our company.

         If we can not develop required expertise to expand into new post-acute care markets we will be unable to grow and the addressable market for our products will be limited which would reduce our revenues.

         One element of our strategy involves applying our technology in new applications for additional post-acute care markets. To be successful in expanding our sales in new post-acute care markets, we will need to develop additional expertise in these markets. We may be required to hire new employees with expertise in new target markets in order to compete effectively in those markets. If we are not successful in hiring or developing the required industry domain expertise, sales in other post-acute care markets will not develop and we may not achieve desired sales growth.

         If we are unable to respond in an effective and timely manner to technological change and new products and services in the industry, we will lose customers and our revenues would decrease.

         We currently expect to release a number of new products and enhancements to existing products in 2006 and we anticipate that a material portion of our service revenue growth in 2006 will come from these new releases. The first such product, the HQS Medications Risk Manager, was introduced into beta test with one of our large customers in October 2005. General release is presently scheduled for first quarter of 2006. We expect to introduce two other new services into beta test in early 2006 with others to follow over the balance of the year. If we experience material delays in introducing new products and enhancements, our prospects for growth will be impaired and our reputation with our customers may be damaged. The market for management information tools is characterized by rapid technological change, frequent new product introductions and enhancements, uncertain product life cycles, changes in government regulation, changes in customer demands and evolving industry standards. The introduction of products embodying new technologies, changes in applicable government regulation and the emergence of new industry standards can render existing products obsolete and unmarketable. Our future success will depend upon our ability to continue to enhance our current products while developing and introducing new products on a timely basis that keep pace with technological developments and government regulations and satisfy increasingly sophisticated customer requirements.

         As a result of the complexities inherent in our software, new products and product enhancements can require long development and testing periods. Significant delays in the general availability of these new releases or significant problems in the installation or implementation of these new releases could harm our operating results and financial condition. We have experienced delays in the past in the release of new products and product enhancements. We may fail to develop and market on a timely and cost effective basis new products or new product enhancements that respond to technological change, changes in applicable government regulation, evolving industry standards or customer requirements. We may also experience difficulties that could delay or prevent the successful development, introduction or marketing of our products or reduce the likelihood that our new products and product enhancements will achieve market acceptance. Any such failures or difficulties would harm our business and operating results.

         Competition in the healthcare information systems industry is intense and the technology is changing rapidly and if we are unable to compete we will lose significant customers or be unable to attract customers and our revenues could decrease.

         Many companies are engaged in research and development activities relating to our range of products. The market for healthcare information systems is intensely competitive, rapidly changing and undergoing consolidation. We may be unable to compete successfully against our current and future competitors, which may result in price reductions, reduced margins and the inability to achieve market acceptance for our products. Our competitors in the field include: McKesson Corporation, Cerner Corporation, Mysis PLL, Patient Care Technology (PCTC), Siemens A G, Eclipsys Technologies Corporation and Keane, Inc., among others. Many of these competitors have substantially greater financial, marketing, sales, distribution and technical resources than us and have more experience in research and development, sales, service, and marketing. We anticipate increased competition in the future as new companies enter the market in response to recent HIPAA regulations. If we are unable to compete we will lose significant customers or be unable to attract customers and our revenues could decrease.

         If our customers lose confidence in the security of data on the Internet, they will be less inclined to purchase our products and our revenues could decrease.

         Maintaining the security of computers and computer networks is an issue of critical importance for our customers. Our customers are especially sensitive to the security of their data because HIPAA requires our customers to maintain the confidentiality of various patient data. Attempts by experienced computer programmers, or hackers, to penetrate customer networks security or the security of web sites to misappropriate confidential information are currently an industry-wide phenomenon that affects computers and networks across all platforms. Our customers may be exposed to claims by federal healthcare regulators if they use our Internet based services and we do not protect sensitive patient data from penetration by hackers. As we develop new products and improve existing products, our development and improvement efforts include the creation of features designed to optimize security in our products. Despite these efforts, actual or perceived security vulnerabilities in our products (or the internet in general) could lead some customers to seek to reduce or delay future purchases or to purchase competitive products which are not internet based applications. Customers may also increase their expenditures on protecting their computer networks from attack, which could delay adoption of new technologies. Any of these actions by customers would decrease our revenues.

         We have limited protection over our intellectual property rights and we may not be able to protect against misappropriation of our intellectual property, which could result in loss of revenues.

         Our success depends on our ability to sell products and services for which we may not have intellectual property rights. We rely upon a combination of service agreements, confidentiality procedures, employee and customer nondisclosure agreements and technical measures to maintain the confidentiality and trade secrecy of our proprietary information. We also rely on trademark and copyright laws to protect our intellectual property. We have not initiated a patent program. As a result, we may not be able to protect against misappropriation of our intellectual property.

         We depend upon a third party for hosting our servers and providing Internet and VPN connectivity and if access to this facility is lost we will have to find a new servicer and our revenues may decrease if we are unable to timely find a new server or find a quality servicer.

         Our company-owned server, software and communications equipment and the customer data integral to the company's service delivery is hosted at a Qwest CyberCenter in Tampa, Florida. In the event our agreement with Qwest is terminated, we believe there are several third party hosting facilities that can provide us with adequate services. However, there can be no assurance that we would be able to operate effectively if the Qwest agreement were to be terminated without notice or the Qwest site is damaged by a terrorist event or act of nature. If the Qwest agreement is terminated or Qwest's operations suspended without notice, our operations would be suspended until we replaced Qwest, which would significantly decrease our revenues.

         Our future success is dependent on the services of our key management, sales and marketing, professional services, technical support and research and development personnel, whose knowledge of our business and technical expertise would be difficult to replace.

         Our products and technologies are complex, and we are substantially dependent upon the continued service of existing key management, sales and marketing, professional services, technical support and research and development personnel. All of these key employees are employees "at will" and can resign at any time. The loss of the services of one or more of these key employees could slow product development processes or sales and marketing efforts or otherwise harm our business. The market for these highly skilled employees is characterized by intense competition, which is heightened by their high level of mobility. These factors make it particularly difficult to attract and retain the qualified technical personnel required. We have experienced, and expect to continue to experience, difficulty in hiring and retaining highly skilled employees with appropriate technical qualifications. If we fail to recruit and retain a significant number of qualified technical personnel, we may not be able to develop, introduce or enhance products on a timely basis. If we are unable to retain or hire qualified employees, our business will fail and you may lose your entire investment.

         If we are unable to recruit and retain a sufficient number of technical personnel with the skills required for existing and future products, we may not be able to complete the development, upgrades, or enhancements of our products in a timely manner. Even if we are able to expand our staff of qualified technical personnel, they may require greater than expected compensation packages that would increase operating expenses.

         We depend upon software that we license from and products provided by third parties and the loss of these license or increase in cost of these licenses would require us to find other licenses which could cause us to suspend our operations until we obtain required software.

         We rely upon certain software licensed from third parties, including software that is integrated with our internally developed software and used in our products to perform key functions. There can be no assurance that these technology licenses will not infringe the proprietary rights of others or will continue to be available to us on commercially reasonable terms, if at all. The loss of or inability to maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated.

         If we are subject to a claim that we infringe a third-party's intellectual property, we may have to replace our current products, pay royalties to competitors or suspend operations, any of which could significantly increase our expenses.

         Substantial litigation regarding intellectual property rights and brand names exists in the software industry. We expect that software product developers increasingly will be subject to infringement claims as the number of products and competitors in this industry segment grows and the functionality of products in related industry segments overlaps. However, third parties, some with far greater financial resources than ours, may claim infringement of their intellectual property rights by our products.

         Any such claims, with or without merit, could:

            o     Be time consuming to defend;

            o     Result in costly litigation;

            o     Divert management's attention and resources;

            o     Cause product shipment delays;

            o     Require us to redesign products;

            o     Require us to enter into royalty or licensing agreements; or

            o     Cause others to seek indemnity from us.

         If we are required to enter into royalty or licensing agreements to resolve an infringement claim, we may not be able to enter into those agreements on favorable terms. A successful claim of product infringement against us, or failure or inability to either license the infringed or similar technology or develop alternative technology on a timely basis, could harm our operating results, financial condition or liquidity.

         We may have difficulty collecting our receivables and that may result in the unanticipated need for external financing in order to continue our operations.

         We currently do not offer account terms to our customers, however, we may experience problems if and as our business grows and we extend credit to our customers. The collection of our accounts receivable are affected by several factors, including our credit granting policies, our customers' ability to pay, and industry and economic conditions. Adverse changes in any of these factors, many of which we cannot control, could create delays in collecting or an inability to collect our receivables. If we are not able to collect our receivables within the time anticipated, we would need to seek external financing in order to continue our operations as planned.

         If we cannot integrate our future acquisitions, we may be unable to successfully execute our strategy.

         Although we have no current acquisition candidates, we anticipate that a portion of our future growth will be accomplished through acquisitions. The success of our plan depends upon our ability to:

            o     identify suitable acquisition opportunities;

            o effectively integrate acquired personnel, operations, products and technologies into our organization;

            o     retain and motivate the personnel of acquired businesses;

            o     retain customers of acquired businesses; and

            o obtain necessary financing on acceptable terms or use our securities as consideration for acquisitions.

         Turbulence in financial markets and the current U.S. economy may result in a diminished pool of companies that meet our criteria for acquisition. Even if we are successful in acquiring companies, we may be unable to integrate them into our business model or achieve the expected synergies.

         There can be no assurance that our systems, procedures and controls will be adequate to support our operations if we expand which could significantly increase our company's expenses and delay or prevent growth.

         We expect to continue to grow internally and through acquisitions. We expect to spend significant time and effort expanding existing businesses and identifying, completing and integrating acquisitions and mergers. There can be no assurance that our systems, procedures and controls will be adequate to support our operations as they expand. Any future growth also will impose significant added responsibilities on members of senior management, including the need to identify, recruit and integrate new senior level managers and executives. There can be no assurance that such additional management will be identified or retained by our company. To the extent that we are unable to manage our growth efficiently and effectively, or is unable to attract and retain qualified management, our business, financial condition and results of operations could be materially adversely affected. While we have experienced revenue growth over the past few years, there can be no assurance that our company will continue to experience internal growth comparable to these levels, if at all. Factors affecting the ability of our company to continue to experience internal growth include, but are not limited to, the ability to expand the services offered, the continued relationships with certain customers and the ability to recruit and retain qualified personnel.

         Our growth will place strain on our managerial and operational resources.

         Our growth has placed, and is expected to continue to place, a significant strain on our managerial, and operational resources. Further growth will increase this strain on our managerial and operational resources, which may inhibit our ability to successfully implement our business plan.

         Our future growth strategy is based on an acquisition strategy and there can be no assurance that we will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses into our company without substantial costs, delays or other operational or financial problems.

         We intend to increase our revenues, expand the markets we serve and increase our services through the acquisition or merger of additional operating companies. There can be no assurance our company will be able to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses into our company without substantial costs, delays or other operational or financial problems. Increased competition for acquisition or merger candidates may develop, in which event there may be fewer acquisition and merger opportunities available to us, as well as higher acquisition or merger prices. Further, acquisitions and mergers involve a number of special risks, including possible adverse effects on our operating results, diversion of management's attention, failure to retain key personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on our business, financial condition and results of operations. Customer dissatisfaction or performance problems at a single acquired company could also have an adverse effect on the reputation of our company. In addition, there can be no assurance that businesses acquired will achieve anticipated revenues and earnings.

         Since we may finance future acquisitions in part by using shares of our common stock for the consideration to be paid, if in the event that the common stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept common stock as the consideration for the sale of their businesses, we may be required to issue additional shares of stock or utilize more of our cash resources, if available, in order to maintain its acquisition program.

         We may finance future acquisitions by using shares of common stock for the consideration to be paid. In the event that our common stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept common stock as part of the consideration for the sale of their businesses, we may be required to utilize more of our cash resources, if available, in order to implement and/or maintain our expansion program. If we have insufficient cash resources, our growth could be limited unless we are able to obtain additional capital through debt or equity financings. There can be no assurance that other financing will be available on terms we deem acceptable.

         Any acquisition strategy we implement will dilute our current stockholders' ownership.

         Our future acquisition strategy may contemplate that we may issue our securities to make strategic acquisitions. Each of the acquisitions that we complete in the future, involving the issuance of securities, will further dilute our current stockholders' ownership interest in our company.

         Our shares of common stock is thinly traded and you may find it difficult to dispose of your shares of our stock, which could cause you to lose all or a portion of your investment in our company.

         Our shares of common stock are currently quoted on the OTC Bulletin Board. There is limited trading in shares of our common stock and we expect to have only a limited trading market in the foreseeable future. As a result, you may find it difficult to dispose of shares of our common stock and you may suffer a loss of all or a substantial portion of your investment in our common stock.

         Our common stock is covered by SEC "penny stock" rules which may make it more difficult for you to sell or dispose of our common stock, which could cause you to lose all or a portion of your investment in our company.

         Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also diminish the number of broker-dealers that may be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

         The interests of our controlling shareholders could conflict with those of our other shareholders resulting in the approval of corporate actions that are not in your interests.

         Our principal shareholder, Stanford, owns or controls approximately 89% of our common stock. This shareholder is able to control the outcome of shareholder votes, including votes concerning: amendments to our charter and by-laws; and the approval of significant corporate transactions like a merger or sale of our assets. Although none of our directors or officers are affiliated with Stanford or have any relationships with Stanford, Stanford is able to control the election of the board of directors through its ownership of a majority of our common stock. In addition, Stanford has provided us with significant financing and our assets have been pledged to Stanford as collateral for such financing. This controlling influence could have the effect of delaying or preventing a change in control, even if our other shareholders believe it is in their best interest.

         We may issue additional shares of preferred stock that could defer a change of control or dilute the interests of our common shareholders and our charter documents could defer a takeover effort, which could inhibit your ability to receive an acquisition premium for your shares or your ability to sell your shares of common stock.

         Our articles of incorporation permit our board of directors to issue up to 15,000,000 shares of preferred stock without shareholder approval. Currently 725,000 shares of the series C preferred stock are issued and outstanding. We have agreed to issue up to an additional 3,900,000 shares of Series C Preferred stock to Stanford. Additional shares of preferred stock, if issued, could contain dividend, liquidation, conversion, voting or other rights which could adversely affect the rights of our common shareholders and which could also be utilized, under some circumstances, as a method of discouraging, delaying or preventing our change in control. Provisions of our articles of incorporation, bylaws and Nevada law could make it more difficult for a third party to acquire us, even if many of our shareholders believe it is in their best interest. These provisions may decrease your ability to sell your shares of our common stock.

                                 CAPITALIZATION

         The following tables set forth our capitalization as of September 30, 2005. The tables should be read in conjunction with our consolidated financial statements and related notes included elsewhere in this prospectus. All information below excludes the recent financing with Stanford and any securities issued subsequent to September 30, 2005.

                               September 30, 2005
                                   (unaudited)

Current maturities of long-term debt ....................               $14,819
Long-term debt ..........................................            $1,262,335
Shareholders' equity:
   Common stock; $0.001 par value; 150,000,000
     Shares authorized; 10,796,779 shares issued
     and outstanding ....................................               $10,797
   Additional paid-in capital ...........................           $12,395,434
   Accumulated deficit ..................................          ($12,720,483)
Total shareholders' deficit .............................             ($314,252)
Total capitalization ....................................              $962,902

                 PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

         Our common shares have been listed for trading on the OTC Bulletin Board ("OTCBB") under the symbol "HSLU" since June 3, 2002. Effective July 8, 2004, our trading symbol changed to "HSLN." There has been limited trading activity for our common stock since it became eligible for trading on the OTCBB. Prior to this offering (before February 14, 2005) there was no trading for our common stock. This offering initially occurred at $0.25 per share and then thereafter the sales have been made in the OTCBB at prevailing prices. The initial offering price was arbitrarily determined and is not related to any ratios to earnings, net worth or other investment criteria. This price is not indicative of our assets, book value, financial results, nor other recognized value criteria.

         The following table sets forth the high and low bid quotations for our common stock as traded on the OTCBB for the calendar year periods indicated. On November 7, 2005 the closing bid price of our common stock was $0.55. Quotations, as supplied by the OTCBB, reflect prices between dealers, do not include retail mark-ups, markdowns, commissions and may not necessarily represent actual transactions.

         Calendar Period                                High         Low

         Quarter ended March 31, 2005                   $2.30        $0.25
         Quarter ended June 30, 2005                    $2.25        $1.05
         Quarter ended September 30, 2005               $1.25        $0.40

         As of September 30, 2005, there were approximately 100 holders of record of our common stock.

A special note about penny stock rules

         Our common stock is covered by an SEC rule that imposes additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors, which are generally institutions with assets in excess of $5,000,000, or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. For transactions covered by the rule, the broker-dealer must make a special suitability determination for the purchaser and transaction prior to the sale. Consequently, the rule may affect the ability of broker-dealers to sell our securities, and also may affect the ability of purchasers of our stock to sell their shares in the secondary market. It may also cause less broker- dealers to be willing to make a market in our common stock, and it may affect the level of news coverage we receive.

Dividend Policy

         We have never paid cash dividends on our common stock. We presently intend to retain future earnings, if any, to finance the expansion of our business and do not anticipate that any cash dividends on our common stock will be paid in the foreseeable future. The future dividend policy will depend on our earnings, capital requirements, expansion plans, financial condition and other relevant factors.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of our common stock by the selling shareholders.

                      SUMMARY STATEMENT OF OPERATIONS DATA

         We develop and provide assistance to the health care industry in managing their business through HQS, our wholly-owned subsidiary. We have provided this data to provide additional historical information related to our operations.

                                       Year Ended        Year Ended                      Nine Months Ended
                                      December 31,      December 31,                       September 30,
                                          2003              2004                   2004                2005
         ----------------------------------------------------------------------------------------------------------
                                                                                (unaudited)         (unaudited)
         Net sales                     $2,069,758       $3,637,626              $2,658,648          $3,031,004
         Cost of sales                 $1,410,271       $1,727,205              $1,294,344          $1,380,096
         Gross profit                    $659,487       $1,910,421              $1,364,304          $1,650,908
         Operating expenses            $3,324,436       $3,005,950              $2,285,361          $2,086,500
         Net loss                     ($2,757,086)*    ($1,124,668)**            ($950,196)**        ($435,592)

*      Includes $92,137 deemed preferred stock dividend.
**     Includes $29,139 of other non-recurring expenses.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS
                            AND RESULTS OF OPERATIONS

Overview

         Through our wholly owned subsidiary, HQS, we design, develop, market, sell and support web-based, management information and business intelligence services that assist home health care companies effectively manage the clinical, operational and financial aspects of their business. Our systems are implemented on our customers' standard personal computers with access to the Internet over Microsoft Internet Explorer. Our architecture and fee structure enable our customers to rapidly and cost-effectively implement our systems for a modest transactional fee charged when a customer uses our programs to make patient clinical assessments. These systems have been designed to assist our customers to:

         o        Increase revenue;
         o        Reduce cost;
         o        Standardize processes;
         o        Improve the quality of patient outcomes; and
         o        Minimize regulatory compliance risk.

         Our products address the issues of measuring quality of care while simultaneously reducing cost, improving patient outcomes and minimizing compliance risk. Effective management of home health agencies requires accurate collection of many data elements and using this data to determine the reimbursement for the care and to measure and improve the quality of the care delivered. Our services offer cost-effective, accurate and automated methods of improving the quality of the data collected and enable our customers to use the data to provide daily reports that identify anomalies in clinical observations, identify profit or loss potential for an episode of care, and assist with managing regulatory compliance risk and performing benchmark observations about the data against our national database of over 1 million episodes of care.

         Our services assist Home Health Agencies on a daily basis to collect, edit and correct the OASIS data and through daily and other periodic reports assist in the management of regulatory compliance risk and measurement of the patient outcome. The patient assessments containing the OASIS data are the "transactions" on which we base our charges for these services.

         We currently derive most of our revenues from per transaction charges applied to processing patient clinical assessments made by our customers during a month. As of September 30, 2005, we had 84 customers in 36 states with 429 sites operating one or more of our programs. During September 2005, our customers made over 62,000 patient clinical assessments using our programs.

         In 2004 there were about 7,000 Medicare certified home health agencies nationally that provided services to 2.2 million patients. The Balanced Budget Act of 1997 included mandates to the Centers for Medicare and Medicaid Services
(CMS) to establish a Prospective Payment System (PPS) to reduce the cost of the home health benefit and to measure the effectiveness of the care delivered. The regulations are being implemented in phases over time and include a requirement that home health agencies collect assessment data on each patient at start-of-care and at discharge (OASIS Data).

         Beginning in 1998, our predecessor businesses used the OASIS Data to provide to some of its home health agency customers quarterly clinical performance benchmarking services. In addition, our predecessor businesses transmitted OASIS Data to state agencies as required under the Medicare regulations and to the Joint Commission on Accreditation of Healthcare Organizations as required under that organization's accreditation procedures. Charges for these services were on a subscription basis. Home health agencies could pay the subscription fee annually in advance and obtain a discount from standard pricing. Revenue for customers paying up front was categorized as deferred and was earned over the course of the ensuing contract period, typically 12 months.

         In late 2002, in response to expanded PPS regulations, we introduced a series of new online processing and business intelligence services using transaction-based pricing. These products assist home health agencies on a daily basis to collect, edit and correct the OASIS Data and through daily and other periodic reports assist in the management of patient outcome analysis and regulatory compliance risk. We refer to individual patient assessments containing the OASIS Data as the "transactions" on which we base our charges for our business intelligence services.

         From February through June 2003, we rolled-out our new transaction-based pricing services to 45 sites of Amedisys, Inc., a publicly-traded Home Health Agency, doubling our transaction-based volume from 10,000 to 20,000 per month. Simultaneously, we marketed these new services to our existing subscription customers. Those incumbent customers that accepted the new services changed from a subscription basis to the new transaction basis. Where the customer would not agree to move up to the new services, the majority of these customers were dropped. Though the majority of these customers were small single site agencies, one customer that only used our subscription services (PPS Trans) submitted over 100,000 assessments per year for processing. This customer was dropped. As this customer generated substantial negative gross margin, eliminating it from the statistics not only increased the average charge per transaction but improved the gross margin. Currently at September 30, 2005, 15% of our customers remain under a subscription basis and due to their small size we do not anticipate converting these customers to a transaction basis, but they will remain as subscription based customers.

         The acceptance of the transaction services by new customers, the conversion of subscription customers and the elimination of low or negative margin customers resulted in an increase in transaction-based revenue relative to subscription-based revenue, as well as increasing the revenue per transaction. Fees are negotiated on a customer basis. Price increases for existing services are unlikely in the foreseeable future.

         We believe that we achieve best results with larger, multi-site customers who tend to have more sophisticated management. The majority of our current home health agency customers are expanding organically and through acquisition. We believe that our results of operations are best enhanced by the adding of additional site(s) to a current customer than it is to bring on a single site new customer.

Evaluation of Company Performance and Financial Condition

         The principle factor our management analyzes in evaluating our performance is changes in our principal sources of revenue. As a business that provides transaction processing services based on patient assessments submitted for processing by our customers management focuses on circumstances that influence assessment volume. Management therefore focuses primarily on the volume of transaction sites added and the number of transactions processed in each fiscal period to evaluate our performance. To a lesser extent, management evaluates the efficiency of our operation and our staffing levels by reviewing changes in our revenue per employee and expenses per employee (which is determined by dividing revenue or expense during a period by the weighted overage headcount). To evaluate the effectiveness of our finance department and the strength of our financial position, management reviews our days of sales outstanding for each period.

Operational Risks and Challenges

         Management believes that as we grow and expand our hosted on line services, we may be increasingly encroaching on the market of larger, more established vendor's software offerings. It is likely that one or more of these more financially capable companies will develop a competing service.

         We also bear the cost and risks associated with meeting regulatory compliance. For example, meeting the demands of HIPAA relating to protection of Private Health Information will require modifications to existing and development of new software to meet the HIPAA regulations. We must also assist our customers that must comply with Sarbanes-Oxley in demonstrating proper internal control processes. In addition to being complex issues requiring measured responses, both expose us to legal challenges.

Research and Development

         In 2004, we initiated development projects to produce new and enhanced products. The first such product, the HQS Medications Risk Manager, was introduced into beta test with one of our large customers in October 2005. This product will not add material revenue during 2005. General release is presently scheduled for first quarter of 2006. We expect to introduce two other new services into beta test in early 2006 with others to follow over the balance of that year. These products are expected to add material revenue during 2006. Development of the underlying software will be produced with existing staff. Other research and development expenses associated with these products is not material and will increase slightly to cover costs related to short term software development contractors or consultants that will be used in the development cycle.

Revenue Recognition

         We recognize revenue when persuasive evidence of a final agreement exists, delivery has occurred, the selling price is fixed or determinable and collect ability is reasonably assured. Currently, we primarily employ a web-based application service provider model to deliver our services to our home healthcare customers. In instances where the customer specifies final acceptance of the system or service, we defer revenue until all acceptance criteria have been met. We price these services primarily on a transaction fee basis (calculated based upon the number of patient clinical assessments made by a customer during a period) and, to a lesser extent, on a subscription fee basis. Clinical assessments, which are mandated by Medicare, require Home Health Care Agencies to collect assessment data on all patients requiring home health care at the start-of-care and at discharge. Our products PPS Collect, PPS Editor, PPS Executive, PPS Dashboard, PPS Trans, PPS Outcomes and PPS Oasis Auditor all assist in the collection of assessment data and are all charged on a transaction or subscription basis. We recognize transaction fee based revenues in the period the transaction is processed. We earn the revenues from subscriptions ratably over the period of the respective agreement, generally one year. We record cash payments received in advance or at beginning of a contract as deferred revenue. Implementation, consultation, and training services are charged to customers on a fee basis usually based upon the time spent. We recognize implementation fees in the month that the customer goes live and we recognize training and advisory services revenue in the month that the service is performed.

         We currently record cancellations, allowances or discounts as they occur. This practice is based on factors that include, but are not limited to, historical cancellations and analysis of credit memo activities. Cancellations, allowances and discounts are not material.

Allowance for Doubtful Accounts

         The allowance for doubtful accounts is based on our assessment of the collect ability of customer accounts and the aging of the accounts receivable. If there is a deterioration of a major customer's credit worthiness or actual defaults are higher than our historical experience, our estimates of the recoverability of amounts due us could be adversely affected. We regularly review the adequacy of our allowance for doubtful accounts through identification of specific receivables where it is expected that payment will not be received. We also establish an unallocated reserve that is applied to all amounts that are not specifically identified. In determining specific receivables where collections may not be received, we review past due receivables and give consideration to prior collection history and changes in the customer's overall business condition. The allowance for doubtful accounts reflects our best estimate as of the reporting dates. Changes may occur in the future, which may require us to reassess the collectability of amounts and at which time we may need to provide additional allowances in excess of that currently provided.

Software Development Costs

         We capitalize software development costs when application development begins, it is probable that the project will be completed, and the software will be used as intended. Costs associated with preliminary project stage activities, training, maintenance and all other post implementation state activities are expensed as incurred. Our policy provides for the capitalization of certain payroll and payroll related costs of employees who are directly associated with developing or obtaining internal use software. Capitalized personnel costs are limited to the time directly spent on such projects. Capitalized costs are ratable amortized using the straight line method, over the estimated useful lives of the related applications of three years. We make on-going evaluations of the recoverability of our capitalized software by comparing the amount capitalized for each product to the estimated net realizable value. We write off the amount that the unamortized software development cost exceeds net realizable value.

Recent Accounting Pronouncements

         In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3". This Statement replaces APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balance of the assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections made after the date this Statement is issued. The Company is in the process of assessing the effect of SFAS 154 and does not expect its adoption will have a material effect on the Company's financial position or results of operations.

         In March 2005, the FASB issued Financial Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations - an interpretation of FASB Statement No. 143". This Interpretation clarifies that the term "conditional asset retirement obligation" as used in FASB Statement No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability should be recognized when incurred. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. We do not expect to be impacted by the adoption of FIN 47, which will be effective for fiscal years ending after December 15, 2005.

         Management does not believe that any recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying consolidated financial statements.

Results of Operations

         As stated above CMS introduced regulations that require home health agencies to collect assessment data on each patient as start-of-care and at discharge (PPS system), which require home care providers to collect assessment data on each patient at start-of-care and at discharge and these assessments determine the reimbursement for each patient for a 60 day episode of care. Our total assessments are the number of patient OASIS assessments received from customers including both transaction and subscription customers. Transaction revenue is derived by multiplying the transaction assessments received in the quarter multiplied by the customer's per assessment charge. Subscription revenue is calculated based on a yearly subscription fee, regardless of the number of assessments received, and is earned ratably over twelve months. The Average Charge per Transaction is calculated by dividing the transaction revenue by the number of transaction assessments.

Results of Operations

The following table sets forth certain financial data expressed as a percentage of net sales for each of the periods indicated.

                                                              For the Year Ended           For the Nine Month Period Ended
                                                                 December 31,                       September 30,
                                                             2003              2004           2004                2005
                                                             ----              ----           ----                ----
Net sales...................................                 100%              100%           100%                100%
Cost of sales...............................                  68                47             49                  46
Gross profit................................                  32                53             51                  54
Operating expenses:.........................
     Selling and marketing..................                  56                27             28                  17
     Research and development...............                  43                16             16                  16
     General and Administrative.............                  57                35             37                  29
     Depreciation and amortization..........                   5                 4              4                   4
     Interest...............................                   -                 1              1                   2
Total operating expenses....................                 161                83             86                  68
Other non-operating expense.................                  --                 1              1                   0
Deemed Preferred Stock Dividend.............                   4                 0
Net income (loss)...........................                (133)              (31)           (36)                (14)

Statistical Data

         The following table sets forth certain statistical data for each of the periods indicated. Our total assessments are the number of patient Oasis assessments received from customers including both transaction and subscription customers. Transaction revenue is derived by multiplying the transaction assessments received in the period multiplied by the customer's per assessment charge. Subscription revenue is calculated based on a yearly subscription fee, regardless of the number of assessments received, and earned ratably over twelve months. The average charge per transaction is calculated by dividing the transaction revenue by the number of transactions assessments.

                                                              For the Year Ended           For the Nine Month Period Ended
                                                                 December 31,                       September 30,
                                                             2003              2004           2004                2005
                                                             ----              ----           ----                ----
Total customers (weighted average)..........                 116                99             98                  88
Total customers (end of period).............                 104               100             98                  84
Total sites (weighted average).............                  387               344            337                 388
Total sites (end of period).................                 403               373            337                 429
Total assessments...........................             578,389           628,158        463,376             530,957
Transaction customers (weighted average)....                  72                77             76                  73
Transaction customers (end of period).......                  73                81             78                  71
Transaction sites (weighted average)........                 246               323            314                 373
Transaction sites (end of period)...........                 280               356            320                 416
Transaction assessments.....................             424,561           610,034        449,298             518,345
Transaction revenues........................          $1,557,460        $3,198,730     $2,321,409          $2,844,995
Average charge per transaction..............               $3.67            $5.24           $5.17               $5.49
Subscription customers (weighted average)...                  44                22             22                  15
Subscription customers (end of period)......                  31                19             20                  13
Subscription sites (weighted average).......                 140                21             23                  15
Subscription sites (end of month)...........                 123                17             17                  13
Subscription assessments....................             153,828            18,124         14,078              12,612
Subscription revenue........................            $290,756          $211,549       $164,128             $38,547
Training revenue............................            $129,647          $123,812        $88,514             $68,795
Implementation and set-up revenue...........             $59,808           $64,375        $53,500             $49,450
Other revenue...............................             $32,087           $39,161        $31,097             $29,216
Weighted average headcount..................                  47                45             45                  47
Days sales outstanding......................                  75                43             54                  41

Nine Months Ended September 30, 2005 Compared to the Nine Months Ended September 30, 2004

         Net sales increased $372,356 or 14% for the nine months ended September 30, 2005 to $3,031,004 compared to $2,658,648 during the same period in 2004. This increase resulted primarily from an increase in assessment transaction volume from existing customers, and to a lesser extent, from price increases.

         The largest contributor to our revenue growth during this nine month period arose from the increase in our transaction based revenue. The number of transactions processed increased 15% to 518,345 during the nine months ended September 30, 2005 from 449,298 during the nine months ended September 30, 2004. Our average charge per transaction increased 6% to $5.49 during the nine months ended September 30, 2005, from $5.17 during the nine months ending September 30, 2004. Revenues for these transactions increased 22% from the same period last year to $2,844,995 from $2,321,409. The increase in transaction volume resulted from higher levels of transaction sites. During the nine months ending September 30, 2005, the number of transaction based sites increased 30% to 416 from 320 at September 30, 2004. The increase in transaction based sites resulted from industry consolidation as our larger customers, including Amedisys, acquired other home health agencies and expanded to new territories. As a result, sales to Amedisys represented 42% of sales during the nine months ended September 30, 2005, compared to 32% of sales during the nine months ended September 30, 2004.

          Although the number of total customers of the company (transaction and subscription) decreased, the weighted average revenue per customer increased 27% to $34,443 during the nine months ended September 30, 2005 compared to $27,129 during the nine months ended September 30, 2004, as a result of the expansion of our existing customers.

         Cost of sales for the nine months ended September 30, 2005 was $1,380,096 or 46% of revenues as compared to $1,294,344 or 49% of revenues for the nine months ended September 30, 2004. We include as part of our cost of sales the employee costs incurred from our customer service department, implementation department, our data verification department and our nurse educators. Other costs include travel for our customer service people, professional fees, accreditation fees, teleconferencing, assessments forms, depreciation expense for our internally developed software, hosted data center expense and shipping. The $85,751 increase in the cost of sales was primarily attributed to an increased staffing in our customer service and training and education departments to support the increased customer volume resulting in an increase of $60,675 in salaries and related expenses, an increase of $33,160 in depreciation expense for our internally developed software, an increase of $8,106 in communication expense and an increase in travel expense of $11,277. These increases are partially offset by a decrease in outside services of $27,538 resulting in a decrease in accreditation fees and temporary staffing expense.

         Total operating expenses totaled $2,086,500 for the nine months ended September 30, 2005 compared to $2,285,361 for the nine months ended September 30, 2004, a decrease of operating expenses of $198,861 or 9%. Operating expenses were comprised of:

         Selling and marketing expense totaled $527,554 for the nine months ended September 30, 2005 compared to $750,798 for the nine months ended September 30, 2004, resulting in a decrease in selling and marketing expense of $223,244 or 30%. We included in our selling and marketing expense the employee costs incurred from our marketing, sales, sales administration and sales support employees. Other costs included are the travel for our sales people, trade shows, advertising, telephone, teleconferencing, and office expense. The principal reason for the decrease was salaries and benefit expense decreased $160,063, marketing and promotion expense decreased $18,961, travel expense decreased $13,591,974 communication expenses including teleconferencing decreased $2,742, a decrease in professional fees of $5,495 due to the use of a staff recruiter in 2004, and commission expense decreased $20,264 due to decreased sales and a change in our commission plan.

         Research and development expense was $476,218 for the nine months ended September 30, 2005 and $427,588 for the nine months ended September 30, 2004, resulting in an increase in research and development expense of $48,630 or 11%. Included in our research and development cost is the employee costs for our software developers and our data center and internal systems staff, professional fees for outside consultants and contractors, and supplies. The increase in research and development costs is primarily due to an increase of $31,322 in salaries and related benefits and an increase of $14,736 in profession fees for contract labor for a developer.

         General and administration expense was $882,259 for the nine months ended September 30, 2005 and $979,968 for the nine months ended September 30, 2004, a decrease of $97,709 or 10%. Included in our general and administration expense is salaries and related expenses for our executive officers and administrative employees. Also included in general and administration are corporate costs such as, but not limited to, legal and accounting, utilities, rent, office supplies and office equipment The principal reason for the decrease of $97,709 was a decrease in salary expense and related benefits of $38,249, a decrease of $23,851 in travel expense, a decrease of $15,722 in professional fees due primarily to legal and accounting fees, a decrease of $12,880 in communication expense due to the decrease in our telephone expense and a decrease in other expense of $6,671.

         Depreciation expense was $130,096 for the nine months ended September 30, 2005 and $103,118 for the nine months ended September 30, 2004, an increase of $26,978 or 26%. The principal reason for the increase in depreciation expense is due to the acquisition of computer equipment.

         Interest expense was $70,373 for the nine months ended September 30, 2005 and $23,889 for the nine months ended September 30, 2004, an increase of $46,484 or 195%. The principal reason for the increase in interest expense is due to the $1,250,000 loan proceeds received since July 2004 from the loan and security agreement.

         Other non-operating expense was $0 for the nine months ended September 30, 2005 compared to $29,139 for the nine months ended September 30, 2004. The $29,139 represents an additional amount of tax due to the IRS on the outstanding tax liability we had assumed from a predecessor company.

         The weighted average head count for the nine month period ending September 30, 2005 was 47 and for the nine months ended September 30, 2004 it was 45, resulting in an increase of 2 in the average headcount. Revenue per employee for the nine months ended September 30, 2005 was $64,489 compared to $59,081 for the nine months ended September 30, 2004 resulting in an increase of $5,408 per employee or 9%. The increase was due to the increase in transaction assessment volume of 69,047 for the nine months ended September 30, 2005 compared to the nine month period ended September 30, 2004. These additional 69,047 assessments were processed using existing staffing with only an increase of 2 employees (consisting of 1 data verification employees and 1 software developer), employees. The average price per transaction assessment increased to $5.49 for the nine months ending September 30, 2005 compared to $5.17 for the nine months ending September 30, 2004. This increase in price per transaction assessment, increased assessments processed and keeping our number of employees relatively flat has increased our profit margin per assessment. Management believes that the increase in revenue per employee from prior periods indicates that operations continue positive growth. We anticipate revenue per assessment will continue to increase as our revenue from current products increase since we have the capacity to process additional assessments with only a minimal increase in customer service staffing over the next twelve months. Our goal for revenue per employee is $100,000 of revenue annually per employee.

Year Ended December 31, 2004 Compared to Year Ended December 31, 2003

         Revenues for the year ended December 31, 2004 were $3,637,626 and for the year ended December 31, 2003 were $2,069,758, an increase of $1,567,868 or 76%. This increase resulted primarily from price increases, an increase in assessment transaction volume from existing customers and to a lesser extent the addition of new transaction customers.

         The largest contributor to our revenue growth during the period arose from the increase in our transaction based revenue. Our average charge per transaction increased 43% to $5.24 during the twelve months ended December 31, 2004, from $3.67 during the twelve months ended December 31, 2003, and the number of transactions processed increased 44% to 610,034 during the twelve months ended December 31, 2004 from 424,561 during the twelve month period ending December 31, 2003. Revenues for these transactions increased 105% from the same period last year to $3,198,730 from $1,557,460. This $1,641,270 increase in our transaction revenue is comprised of a 41% increase attributed to increased volume and 59% of the increase is attributed to price increases. The price increase is primarily due to an increase in our transaction prices as of February 2003. As customers renewed services prices were increased. We also added 21 new customers during the twelve months ended December 31, 2004 using the new pricing schedule. The average transaction price for these 21 customers was $7.58. The net effect of adding these new customers and the loss of small customers that discontinued services due to the price increases had a material increase in the average price per transaction. The number of transaction based customers increased 11% to 81 customers at December 31, 2004 compared to 73 customers at December 31, 2003. During the year ending December 31, 2004, the number of transaction based sites increased 27% to 356 from 280 at December 31, 2003 and the number of subscription based sites decreased 86% to 17 from 123 at December 31, 2003.

         Cost of sales for the year ended December 31, 2004 and the year ended December 31, 2003, respectively, were $1,727,205 and $1,410,271, or 47% and 68%
of revenues. We include as part of our cost of sales the employee costs incurred from our customer service department, our data verification department, our implementation department and our nurse educators. Other costs included are travel for our customer service personnel, professional fees, accreditation fees, teleconferencing, assessment forms shipping, depreciation expense for our internally developed software and hosted data center expense. The $316,935, or 22%, increase in the cost of sales is principally attributed to an increased staffing in our customer service and training and education departments to support the increased customer volume resulting in an increase of $222,494 in salaries and related expenses, increase in depreciation expense for our internally developed software of $41,162, an increase in professional fees of $24,339 resulting primarily from the use of temporary staffing, an increase in our expense for our hosted data center of $21,163 and an increase in communications expense of $8,929.

         Operating expenses for the year ended December 31, 2004 and the year ending December 31, 2003, respectively, totaled $3,002,650 and $3,324,436, resulting in a decrease in operating expenses of $321,786, or 10%. Operating expenses were comprised of:

         Selling and marketing expense for the year ended December 31, 2004 and the year ended December 31, 2003 were $966,870 and $1,162,446, respectively, resulting in a decrease in selling and marketing expense of $195,576 or 17%. We included in our selling and marketing expense the employee costs incurred from our marketing, sales, sales administration and sales support employees. Other costs included are the travel for our sales personnel, trade shows, advertising, telephone, teleconferencing, and office expense. The principal reason for the decrease was that salaries and benefits decreased $139,551 due to the decrease in the sales and marketing staff, commissions decreased $35,284 due to a change in our commission plan, which increased the percentage of commissions paid on new sales but reduced the commission on renewals of HQS services. Travel decreased $70,423 due to a shift from a regional sales focus to a nation sales focus which decreased the attendance at regional trade association meetings and shifted the resources to national trade association meetings, reducing the number of meetings attended. In addition we reduced the number of employees attending each sales call to a representative from the sales organization. We currently demonstrate breadth of knowledge using teleconferencing of clinical and technical personnel rather than on-site attendance. This decrease was partially offset by an increase in marketing and promotion expense of $42,811 due to sponsorship and participation in the Remington Think Tank (a clinical home healthcare industry seminar hosted by the Remington Report) and professional services increase of $18,519 for employment agency fees for sales personnel.

         Research and development expense was $576,194 for the year ended December 31, 2004 and the year ending December 31, 2003 was $883,519, resulting in a decrease in research and development expense of $307,325 or 35%. Included in our research and development cost is the employee costs for our software developers and our data center and internal systems staff, professional fees for outside consultants and contractors, and supplies. The principal reason for the decrease was a decrease in salaries and benefits of $346,172 due to the decrease in our development staff. This decrease was partially offset by professional fees of $48,696 for contract services.

         General and administration expense was $1,269,242 for the year ended December 31, 2004 and $1,180,748 for the year ended December 31, 2003, an increase of $88,494, or 7%. Included in our general and administration expense is salaries and related expenses for our executive officers and administrative employees. Also included in general and administration are corporate costs such as, but not limited to, legal and accounting , utilities, rent, office supplies and office equipment. The principal reason for this increase is a $92,738 increase of professional fees due to the legal and accounting fees associated with the preparation of our Form SB-2 registration statement, the cost of documenting our credit facility and an increase of $27,209 in occupancy due to the relocation of our offices to 405 N. Reo Street on July 17, 2003. These increases are partially offset by a decrease in communications expense of $16,841 and a decrease of $13,882 in other expense.

         Depreciation expense was $144,533 for the year ended December 31, 2004 and $91,114 the year ended December 31, 2003, an increase of $53,419 or 59%. The principal reason for the increase in depreciation expense of $53,419 is the acquisition of furniture and fixtures and leasehold improvements when we moved into our new offices in July 2003.

         Interest expense was $49,111 for the twelve months ended December 31, 2004 and $6,609 the twelve months ended December 31, 2003, an increase of $42,502. The principal reason for the increase in interest expense is due to the $1,050,000 loan proceeds received during 2004 under the loan and security agreement.

         The weighted average head count for the twelve month period ending December 31, 2004 was 45 and for the twelve months ended December 31, 2003 it was 47, resulting in an decrease in the average headcount of 2 or 4%. The decrease in staffing is principally attributed to the decreased staffing in our research and development department. Revenue per employee for the twelve months ended December 31, 2004 was $80,836 compared to $44,037 for the twelve months ending December 31, 2003 resulting in an increase of $36,799 per employee or 84%. The increase was due to the increase in transaction assessment volume of 185,473, or 44%, for the twelve months ended December 31, 2004 compared to the twelve months ending December 31, 2003. These additional 185,473 assessments were handled with a 4% decrease in the weighted average head count. The average price per transaction assessment increased to $5.24 for the twelve months ending December 31, 2004 compared to $3.67 for the twelve months ending December 31, 2003. This increase in price per transaction assessment, the increased transaction volume and our fixed administrative staffing levels, and our 4% decrease in the weighted average head count has increased our profit margin per assessment. Our goal for revenue per employee is $100,000 of revenue annually per employee.

Liquidity and Capital Resources

         We have incurred an accumulated deficit at September 30, 2005 of $12,720,483 compared to $12,284,891 at December 31, 2004. We had working capital at September 30, 2005 of $412,865 compared to working capital of $330,507 at December 31, 2004. We have incurred net operating losses for the nine months ending September 30, 2005 and the year ending December 31, 2004 of $435,592 and $1,095,529, respectively.

         On November 8, 2005, we entered into a preferred stock purchase agreement with our principal stockholder, Stanford International Bank Ltd. We agreed to issue to Stanford our series C preferred stock at a price of $2.00 per share together with warrants exercisable for 6/10 of a share of common stock for each share of series C preferred stock purchased. The warrants are exercisable at a price of $0.001 per share. On November 8, 2005, we refinanced the outstanding amount of $1,250,000 under the loan and security agreement and drew down an additional $100,000 of working capital under the preferred stock purchase agreement and terminated the loan and security agreement. We have an additional $500,000 to draw down under the preferred stock purchase agreement on two weeks' notice and the agreement provides for an additional $7.4 million that may be sold to Stanford to provide us with funds to complete acquisitions or additional working capital uses that may be approved by Stanford in its sole discretion. We believe that the $500,000 available to us under the preferred stock purchase agreement together with funds generated from operations will be sufficient to meet our liquidity needs over the next twelve months.
         On July 6, 2004, HQS entered into a $1,600,000 loan and security agreement with Stanford. Under this agreement, interest accrued at the rate of 8% per annum and principal matured and became payable three years from the date of the loan. The loan was secured by a security interest in all of the assets of our company and HQS and a corporate guaranty that was executed in favor of Stanford. Through September 30, 2005, and the closing of the preferred stock purchase agreement described above, HQS borrowed $1,250,000 against the loan and security agreement.

         Operating activities used $76,185 for the nine months ended September 30, 2005, whereas such activities used $901,794 during the same period of 2004. Cash used by operating activities for the nine months ended September 30, 2005, is primarily attributable to a net loss of $435,592, an increase in accounts receivable of $44,736, an increase in prepaid expenses of $20,272, a decrease of $9,261 in accrued expenses and a decrease in deferred revenue of $139,876. These were partially offset by non cash items such as depreciation and amortization of $556,349 and an increase of $16,774 in accounts payable.

         Investing activities used $227,099 for the nine months ended September 30, 2005, whereas such activities used $164,105 for the nine months ended September 2004. Cash used in investing activities in 2005 is primarily attributable to purchases of property and equipment of $89,020 and capitalized software development cost of $138,079.

         Financing activities provided $189,991 for the nine months ended September 30, 2005, whereas such activities provided $897,537 during the same period of 2004. Cash provided by financing activities in 2005 is primarily attributed to $200,000 in proceeds from the loan and security agreement with Stanford offset by payments on the capital lease obligation of $10,009.

         Cash at September 30, 2005 and December 31, 2004, respectively, was $186,928 and $300,221. At September 30, 2005 and December 31, 2004,
respectively, we had total stockholders' deficit of $314,252 and stockholders' equity of $121,340.

         Accounts receivable at September 30, 2005 were $500,175 as compared to $455,440 at December 31, 2004, an increase of approximately 10%. Days of sales outstanding were 41 days for the nine months ended September 30, 2005 compared with 44 days for the year ended December 31, 2004. Amedisys, Inc accounted for 46% of the accounts receivable at September 30, 2005 and 32% at December 31, 2004. Amedisys was 50% of our revenue for the month of September 2005 and 32% for the month of December 2004. The increase in Amedisys revenue is primarily due to the addition of new sites and the training and implementation fees associated with the set up of these new sites.

         Other assets at September 30, 2005 were $627,289 as compared to $936,695 at December 31, 2004. These amounts were primarily due to property and equipment of $511,734 and $841,462, respectively, which consist principally of $249,940 and $538,113, respectively, of internally developed software. The decrease of $288,173 in internally developed software is due to $426,252 increase in accumulated depreciation and is offset by an addition of $138,079 in capitalized costs for the nine months ended September 30, 2005.

         Accounts payable and accrued expenses at September 30, 2005 and December 31, 2004 were $249,613 and $242,101 respectively.

         We anticipate that cash requirements will remain at the current level for the next 12 months as we plan on continuing to utilize current resources to continue improving our infrastructure, develop our business, establish our sales and marketing network, operations, customer support and administrative organizations. We currently anticipate proceeds from the Preferred Stock Purchase Agreement with Stanford International Bank Limited, will be sufficient to meet presently anticipated working capital and capital expenditure requirements through September 30, 2006. As of September 30, 2005 there were no commitments for long-term capital expenditures.

                                    BUSINESS

Overview

         We design, develop, market, sell and support web-based, management information and business intelligence services that assist home health care companies more effectively manage the clinical, operational and financial aspects of their business. Our systems are delivered using an ASP model through our customers' standard personal computers with access to the Internet using Microsoft Internet Explorer. Our architecture and fee structure enables our customers to rapidly and cost-effectively implement our systems for a modest transactional fee charged when a customer uses our programs to make patient clinical assessments. These systems have been designed to assist our customers by:

         o        Increasing revenue;

         o        Reducing cost;

         o        Standardizing processes;

         o        Improving the quality of patient outcomes; and

         o        Minimizing regulatory compliance risk.

         Our products address the issues of measuring quality of care while simultaneously reducing cost, improving patient outcomes and minimizing compliance risk. Effective management of home health agencies requires accurate collection of many data elements and using this data to determine the reimbursement for the care and to measure and improve the quality of the care delivered. Our services offer cost-effective, accurate and automated methods of improving the quality of the data collected and enable our customers to use the data to provide daily reports that identify anomalies in clinical observations, identify profit or loss potential for an episode of care, assist with managing regulatory compliance risk and performing benchmark observations about the data against our national database of over 1 million episodes of care.

         Our services assist home health care agencies on a daily basis to collect, edit and correct the OASIS Data and through daily and other periodic reports, assist in the management of regulatory compliance risk and measurement of the patient outcome. The patient assessments containing the OASIS Data are the "transactions" on which we base our charges for these services.

History of Our Business

         The ultimate predecessor of our business was a corporation known as Provider Solutions Corp. ("PSC") that was formed to develop the technology that we employ in our business. PSC was a Florida corporation organized in 1992. PSC raised an aggregate of approximately $7 million on a secured basis.

         On July 2, 2002, PSC filed an assignment for the benefit of creditors under Florida law. Stanford, one of PSC's secured creditors, formed Provider Acquisition LLC ("PAL") in order to make an offer to the Assignee to purchase all of the assets of PSC. In accordance with an Asset Purchase Agreement dated September 17, 2002, PAL purchased all of the assets of PSC for a sum of $225,000, subject to secured indebtedness of approximately $7 million and assumed an obligation to pay the trust fund portion of PSC's obligations to the Internal Revenue Service in the approximate amount of $400,000.

         Following PAL's acquisition of the assets of PSC, Stanford and the other holders of PSC's secured indebtedness converted all of the indebtedness into equity of PAL.

         On October 22, 2002, PAL consummated an agreement and plan of merger with Silver Key Mining Company, Inc. and its newly formed wholly-owned subsidiary, Healthcare Quality Solutions, Inc., a Florida corporation ("HQS") whereby the business that PAL had acquired from Provider was transferred to HQS and the equity ownership interests in PAL were exchanged for the majority of the issued and outstanding shares of common stock of Silver Key. On October 23, 2002, the effective time of the merger, the 100% equity interests of PAL were exchanged for an aggregate of 1,071,429 shares of our common stock. Stanford received 957,921 shares of our common stock issued pursuant to the Merger Agreement. An additional 237,399 shares were issued in connection with the merger to third party in consideration of facilitating the merger. Prior to the merger, none of the holders of equity interests in PAL, including Stanford, owned any shares of common stock or had any other interest in our company.

Industry Background

         As reported on September 22, 2003 by the United States Centers for Medicare and Medicaid Services ("CMS"), an agency of the United States government, the home health industry is highly fragmented and currently comprised of more than 7,000 companies that provide skilled nursing, therapy, aide service, or medical social work to beneficiaries in their homes. These companies range from facility-based agencies to small, publicly traded and privately held companies and visiting nurse associations. According to CMS, home health expenditures were $33 billion in 2001. The Congressional Budget Office projects that home health spending will grow 12.6 percent in 2005 and continue to grow at approximately 10% each year for the next five years. CMS attributes this growth as a result of favorable demographic trends, new clinical protocols that have increased the range of home care services (rehab in particular) and the lower cost of home care versus other institutional settings. A complete copy of the report is available online at http://www.cms.hhs.gov/reports/hcimu/heimu_09222003.pdf.

         We expect the consolidation of the industry which accelerated after the passage of the Balanced Budget Act of 1997, to continue. We believe that in the process of consolidation, home care management will require solutions that help them streamline their operations, standardize the delivery of care, maximize the reimbursement under the regulations, improve the quality of care delivered, and minimize the compliance risk. By providing outsourced services, we help reduce the information technology burdens of our customers, enabling them to focus on their core businesses and react quickly to dynamic market conditions.

         In October 2000, the federal government introduced the Medicare Home Health Prospective Payment System (PPS). These rules require the collection and reporting of vast amounts of patient data that must be extracted edited, corrected, formatted, exported and reported on rigorous schedules. The importance of ensuring the data is accurate and timely cannot be overstated, as the very success of a home care company participating in Medicare is dependent on meeting these requirements. Under these rules, home health agencies are mandated to prove the care delivered improves the patient's functional ability. The mandates introduce reimbursement levels calculated in advance based upon the assessed need of the patient. An error in collecting the data on the initial patient assessment can cost thousands of dollars in missed reimbursement. An error in collecting the data on the final assessment can bring on the rejection of an entire claim, or worse, an audit survey by a government agency that results in fraud and abuse charges.

         The data must be collected using a standardized tool called the Outcome and Assessment Information Set (OASIS) to collect 109 data elements that must be reported to government agencies on rigorous schedules and must meet an extensive editing process (There are over 400 mandated OASIS edits). It is critical for the home health business that the data is accurate and valid as the data is used to determine the level of reimbursement received for the care provided and is used by the government to measure, and publicly report on, the quality of care delivered.

         Methods for capturing data include filling out paper forms then key entering the required data into a workstation or personal computer using free, government-supplied software, or directly into information management systems supplied by another party. The data is subsequently transmitted to the government. Government computers edit the answers highlighting errors. The HHA must dial into the government site to retrieve its reports, then in an off-line procedure correct the errors and resubmit the data. Either approach has minimal data validation capabilities, particularly as it relates to determining any clinical anomalies that might exist in the data.

         In addition, the nature of home health care is such that the field nurse and the data entry staff, nursing supervisor, quality assurance staff, clinical manager and operations management are typically remote from one another, making collaboration over identified issues difficult if not impossible to resolve. The result is increasing overnight courier, fax and telephone costs combined with rejected claims, extended accounts receivable days outstanding and inconsistent care delivery. The clinical staff struggles to meet the government deadlines and regulations while the financial management pushes for faster turnaround to improve cash flow. Multiple sites compound the management problems.

Our Solution

         We provide systems that are designed to assist our customers improve the quality of the data collected, identify clinical anomalies in nursing and therapy observations in the collected data, identify profit or loss potential, provide daily reports to assist with managing care delivery and compliance risk and benchmark observations about the data against our national database of over 2 million home care episodes. These services help manage the clinical, operational and financial aspects of a home care company in order to maintain a balance between the patient outcome and the Medicare reimbursement received. We refer to our products and services as our "PPS Advantage(TM)" suite. PPS Advantage(TM) enables our customers to realize the following benefits:

         A Data Collection Process That Is Cost Effective, Accurate and Timely.

         Using the Internet as a communication tool, we deliver cost-effective, accurate and timely PPS data collection services. We provide our customers with multiple methods for submitting data: a fax to our image server, a document image, an electronic file upload or on-line key entry. One of our data collection-related services provided to fax and scanning customers is the verification of data by our data services staff. Digital data extracted from faxed or scanned images is available for viewing and manipulation using the Web within two hours of receipt.

         A Data Edit and Correction Process That Ensures Data Accuracy Prior To Transmission.

         Once data is received at our data services center, our software performs a series of edits on the data including the more than 400 published by the government and the more than 150 of our proprietary SmartEdits(TM) processes. These proprietary edits compare responses to multiple questions to ensure the clinical responses are valid and clinically consistent across the questionnaire. All edits are identified and any authorized user, anywhere on the Internet with proper security can review the edits and make appropriate changes on-line. Multiple people can collaborate in real time in making revisions on the same data. As a part of this process, our systems calculate, on demand, the anticipated reimbursement using the customer's cost data and determines whether a profit or loss can be expected based on the responses to certain questions. This enables the customer to verify if the data is accurate and a loss, as an example, should stand or if some responses should be modified. The system allows a "what-if" approach to analyzing the impact of particular responses.

         A Data Transmission Process That Is Cost Effective and Timely.

         After the data is determined to be accurate and valid, our staff manages the transmission of the data to the government as required under the rules. Currently we transmit to over 40 states that act as intermediaries for the federal agency managing this program (the Centers for Medicare and Medicaid Services, or CMS). Reports posted to the state website are retrieved and posted to the customer portion of our site by our staff, substantially simplifying the customer's job.

         A Daily Management Tracking System to Increase Revenue, Improve Care Delivery and Compliance Risk Management.

         Our service provides a series of daily reports that provide business intelligence and decision support intelligence for the customer relative to the rules for participating in the Medicare program (Conditions of Participation). Such things as meeting transmission date requirements (Lock Dates); recertification windows (56 to 60 days from the Start-of Care date); and other items are identified and used to ensure the appropriate process is being followed.

         The Application of Standard Operating Process is Ensured Across the Enterprise.

         By automating and centralizing the daily management of processes relating to patient care delivery and compliance management, our customers are able to consistently administer various policies and procedures. Those customers of ours that are growing through acquisitions of other home health agencies can implement our systems into the acquired agencies to rapidly integrate the newly acquired business into the existing process stream.

         Benchmarking Performance Relative to Our National Database of Outcomes.

         Using our national database of outcomes to compare an agency to the national norms, management can determine where they stand relative to national benchmarks of outcomes, reimbursement, quality of care by specific diseases, and other measures.

         Rapid Implementation.

         The only elements required at a customer site are Microsoft Internet Explorer, a personal computer or a workstation and an Internet connection. All operating software remains on our servers. This centralized approach radically limits the capital expenditure required to implement and support the solutions while simultaneously dramatically reducing the implementation cycle. We offer professional services that assist customer staff optimize the use of the services. These services qualify for Continuing Education Unit credits required for skilled nursing professionals to retain licensure.

         A Highly Flexible, Open and Scalable System.

         Our services are based on a modular platform using industry standard open architecture that is scalable from a company with a single user on a single personal computer to multi-site, multi-user enterprise. Our customers can add additional users or sites quickly and easily.

Growth Strategy

         We believe that many home health agencies lack the technology and operational efficiency to succeed in today's increasingly complex environment. Our objective is to extend our position as a leading provider of management solutions for home care and to enter the market for solutions to other post acute care industries. Key elements of this strategy include:

         Leverage Our Existing Customer Base.

         We believe significant opportunities exist to leverage our existing customer base by selling increased applications that we offer to customers that utilize less than the full suite of programs, as well as by expanding our suite of programs to provide our customers with enhanced functionality and increase transactional volumes. We intend to continue to develop our current service offerings and to introduce new solutions that assist in the management of specific disease states and complementary products or provide other industry services and may recommend, but not directly resell our services.

         Offer Our Services to Other Segments of The Post Acute Industry.

         We believe that the interest in tools to assist in the management of disease states and conditions will provide us with opportunities to further develop our platform to provide solutions to nursing homes, skilled nursing facilities and inpatient rehabilitation facilities.

         Acquisitions.

         Although we have no current acquisition candidates, we anticipate that a portion of our future growth will be accomplished through acquisitions. The success of our plan depends upon our ability to:

         o        identify suitable acquisition opportunities;

         o effectively integrate acquired personnel, operations, products and technologies into our organization;

         o        retain and motivate the personnel of acquired businesses;

         o        retain customers of acquired businesses; and

         o obtain necessary financing on acceptable terms or use our securities as consideration for acquisitions.

Our Products and Services

         Our customers are required to capture large amounts of patient information on a daily basis, throughout the course of an episode of care and within short timeframes in order to meet inflexible deadlines. The accuracy and validity of the data is critical and the data must be analyzed and monitored continuously in order to ensure that appropriate reimbursement is received for care delivered, the recommended clinical procedures are diligently followed, a high level of patient outcome is maintained (as measured against national norms) and regulatory requirements are continuously met. Our services are designed to meet these requirements on a highly available, rapid response basis.

         Our products are designed to assist the homecare agency more effectively manage its business under the emerging requirements of CMS' Prospective Payment System. Our products streamline the collection, correction and submission process for mandated OASIS data; improve reimbursement rates; improve cash flow; ensure regulatory compliance; and provide decision support to improve clinical practice. Our services are offered on a transaction fee and a subscription fee basis. Our products are marketed under the PPS Advantage(TM) name.

         PPS Collect(TM) is the umbrella name for a variety of methodologies by which a homecare agency's patient's OASIS assessment data can be submitted to our website. The offering includes faxing paper documents, uploading electronic files and keying data into an electronic form.

         PPS Editor provides on-line access to patient assessment data and performs the following:

         o Enables homecare staff to view, edit and correct assessment data over the Web.

         o Applies 400 CMS specified, clinical validity rules and over 50 PPS Smart Edits developed by our company. PPS Smart Edits are logical and intuitive edits that assist in ensuring the completion of correct and valid assessment data prior to transmission to the state survey agency.

         o Assists clinical staff in identifying discrepancies and provides an explanation for ease of analysis and correction.

         o Enables verbal collaboration by multiple users over the telephone as they view the same data over the Web.

         o Applies CMS's PPS rules to the assessment data and calculates the reimbursement rate for the patient.

         o Calculates the anticipated profit/loss for the patient episode based on the Plan of Treatment information.

         PPS Dashboard provides a "work-in-progress" status report for the assessment data received from each agency site including the following:

         o Displays assessment status relative to patient recertification and related deadlines mandated under PPS.

         o Assessment Error Report tracks errors, duplicate assessments, orphan assessments, patient episodes due to be re-certified and reports on assessment status relative to Lock Dates.

         o Also provides a rolling 7-day report of assessment status including a daily listing of patient episode counts and error references.

         PPS Trans provides a single connection for the customer to our website that, in turn, provides communications links to various other locations.

         PPS Outcomes is designed to enable agencies to monitor their patient status compared to our national database that includes in excess of 2.0 million assessments. PPS Outcomes supports the CMS Outcomes Based Quality Improvement
(OBQI) process.

         The CMS process provides annual reports that CMS uses to publish the "best and worst" homecare providers. PPS Outcomes supports the OBQI process by supplying such reports on a quarterly basis. Quarterly reports are not available from CMS.

         PPS OASIS Auditor is designed to assist agencies evaluate their clinical performance by comparing their clinical data with the HQS national database. Discrepancies in performance, staff training and areas that could be out of compliance are highlighted.

         PPS Medication Risk Manager is a multi-phased development project currently in beta test. This service enables a homecare agency to automatically obtain medication teaching sheets to be left at the home of the patient as required to meet the Patient Education requirements under the Medicare Conditions of Participation. We use data supplied by the MICROMEDEX Division of the Thomson Corporation to supply this service.

         PPS Advisory is a consulting service that assists homecare agencies improve their performance under PPS as follows:

         o Interpret benchmarking data and how to use the data in order to improve operations and migrate toward "best practice."

         o Presents seminars, OBQI report analysis, assistance in CMS-required improvement Plan preparation and monitoring of improvement plans.

Customers

         Our solutions are provided to home health customers ranging in size from single to large multi-site organizations. As of September 30, 2005, we had 84 customers in 36 states with 429 sites operating one or more of our programs. Our largest customer Amedisys, Inc., a publicly traded company operated 180 sites and represents approximately 46% of our revenue for the nine months ended September 30, 2005. We are substantially reliant on the continued use of our services by Amedisys. Our only customer that accounted for 10% or greater of our revenues during the year ended December 31, 2004, was Amedisys.

         We have entered into an information management and operations services agreement with Amedisys, Inc. Under the agreement we have agreed to provide Amedisys with an internet-accessed, multi-user, post-acute healthcare information system that permits Amedisys to accomplish certain information management functions. Under the agreement we are required to maintain a help desk that provides telephone advice and guidance for Amedisys and its employees. We receive certain fixed rates for the base services we provide to Amedisys, plus additional compensation in the event that Amedisys orders and receives additional services in connection with education or help desk services. The initial term of this agreement was through February 24, 2004 and the term was automatically extended for an additional year. The term is automatically extended for successive periods of one year unless either party delivers written notice to the other party of its election not to extend the term of the agreement at least 90 days before the expiration of the then current term. As of the date of this prospectus neither party has provided notification of termination. The agreement may also be terminated by either party: (1) in the event that the other party defaults in performance of any material provision of the agreement and such default continues and is not cured within 30 days of written notice of such default; (2) in the event that the other party commits any material act of dishonesty, gross carelessness or gross misconduct in the performance of the agreement; or (3) in the event that voluntary or involuntary proceedings are commenced for the winding up or dissolution of the other party or for any action or relief taken or suffered by the other party as bankrupt or insolvent under any bankruptcy or insolvency laws.

Sales and Marketing

         We sell our services primarily through a direct sales force of 4 sales personnel. Since mid-2003, we have focused on expanding our vendor partnerships to enhance vendor assisted referrals. Our largest partnership is with Briggs Corporation, the largest supplier of clinical documentation systems for home health care and with whom we have jointly developed a selection of scanner-readable home health forms. Briggs refers leads to us identified during its sales process.

         In 2004, we began our first national advertisement campaign focused on brand name recognition. We currently have year long advertisements placed in the two prominent industry publications: Success In Home Care and The Remington Report. We also plan to improve our use of our World Wide Web site for generating sales leads and increasing market awareness.

Product Development

         We develop our service applications based on requirement specifications produced by our Product Strategy Group. This group is comprised of clinicians and other domain experts (including regulatory). By maintaining regular contact with customers and experts in the field and tracking the regulatory activity of CMS, the Product Strategy Group determines our product direction and product feature requirements.

         The system architecture lends itself to rapid delivery of improved software and product functionality. Key systems are typically modified every 45 to 60 days. The systems are designed as very "thin-client" (customers need only a browser to access the services) minimizing the information technology infrastructure required at the customer site. Customer system requirements are limited to a PC with a standard Internet browser and an Internet connection.

         Our system architecture is based on the widely accepted J2EE architecture that ensures "openness" and "scalability". This design and the centralized hosting approach facilitates managing and delivering changes and enhancements to the software and service.

         Applications are developed in JAVA. We use XML as our messaging layer facilitating interfaces with third-party solutions such as billing vendors. We have implemented a transaction traceability and event tracking capability to the User ID and Password level that enables effective reporting of access and modification to patient health information as required under HIPAA. Adopting a store and forward messaging technique allows application components to function independently while maintaining near real-time communications and high levels of system availability.

         In 2004, we initiated development projects to produce new and enhanced services for delivery in late 2004. We will deliver these services on a transaction pricing basis. These products will not add material revenue, if any, during 2005. Development of the underlying software will be produced with existing staff. Research and development expenses associated with these products is not material and may only increase slightly to cover costs related to short term software development contractors that may be used in the development cycle.

         In addition, we periodically enhance our products in order to assist our customers in satisfying HIPAA and other requirements applicable to them. For example, on April 1, 2005, we implemented enhances used administration, more stringent password protocols and security tracking to help comply with the HIPAA security standards. and a quarterly update to the national code database of physicians published by the Department of Health and Human Services known as the Unique Physician Identification Number (UPIN).

Operations

         Our Customer Service organization provides a variety of operational support to customers including a verification service that ensures the accuracy of automated Optical Character Recognition translation of hand-written patient assessment information to digital data, assistance with customer data communications, upload data to/from our website, transmitting customer's patient data to appropriate State Departments of Health, acquiring customer reports from CMS and posting these reports to our website for access by the customer and producing customer benchmark reports from our national database.

         Our products are critical to the operation of our customers and therefore require a high level of service availability. To minimize the risk to the customer, our company-owned services, software and communications equipment and the customer data integral to our service delivery are hosted at a Qwest CyberCenter in Tampa, Florida ("Qwest"). This secure facility includes redundant power and air conditioning, redundant Internet connections and redundant telecommunications Qwest reports that its facilities are designed to withstand up to Category 5 hurricanes. Notwithstanding these assurances, there can be no guarantee that we would be able to operate effective were the Qwest site to be damaged by a terrorist event or act of nature.

         Our Systems Infrastructure Administration department manages and supports the computer and communications infrastructure used by the Company's external and internal customers including Web services administration, communications administration, application administration, database administration, systems administration and LAN administration.

Encryption and Security from Hackers

         We have implemented various layers of security to ensure appropriate, controlled access to our services including establishing user level password systems and encryption schemes based on 1024 bit keys. We have implemented Secure Sockets Layer (SSL), an industry standard protocol for providing authentication and encryption, verified through the use of certificates provided through Verisign, an industry provider of secure Internet communications. Firewalls are implemented to protect against unauthorized entry and address translation schemes adds a further level of access protection from unauthorized access attempts. Our services agreements generally contain limitations on liability and we maintain insurance with coverage limits of $2,000,000 for general liability. However, the contractual provisions and insurance coverage may not provide adequate coverage against all possible claims that may be asserts. Competition

         The market for healthcare information systems is intensely competitive. The competitive factors affecting the market for our services include:

            o     vendor and product reputation,

            o     reliability of the service,

            o availability of products on preferred computer and communications platforms,

            o     scalability,

            o     integration with other applications,

            o     functionality and features,

            o     ease-of-use,

            o     quality of support,

            o     documentation and training,

            o     product quality and performance,

            o     product innovation,

            o     price, and

            o     effectiveness of marketing and sales efforts.

         Some of our competitors in the homecare market segment, such as McKesson Corporation, Siemens A G, Eclipsys Technologies Corporation and Keane, Inc. have significantly greater financial, technical, research and development and marketing resources. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sales and support of their products than our company. In addition, consolidation in the healthcare information systems industry may permit our competitors to have access to increased financial and administrative resources, greater technological capabilities and to realize other operational efficiencies and competitive advantages. Moreover, purchasers may prefer to buy computer systems from a single source provider. Because we focus exclusively on assisting the homecare company manage under the Prospective Payment System (as opposed to scheduling or billing systems), we cannot serve as the sole source of computer software for homecare organizations.

Proprietary Rights and Licenses

         We depend significantly upon proprietary technology. We rely on a combination of copyright, trade secret and trademark laws, confidentiality procedures and nondisclosure and other contractual provisions to protect our proprietary rights. We seek to protect our software, documentation and other written materials under trade secret and copyright laws, which afford only limited protection. We believe that, because of the rapid pace of innovation within the computer software industry, factors such as the technological and creative skills of its personnel, frequent product enhancements and reliable service delivery and ongoing reliable product maintenance and support are more important in establishing and maintaining a leadership position within the industry than are the various legal protections of our technology.

         We distribute our products under services agreements that grant a customer a nonexclusive right to use our services for the customer's internal operation by designated users at designated sites. The service agreements may require us make arrangements for hot standby systems or to deposit the source code and data necessary to deliver our services in an escrow account that may be accessed by the customer in the event of our company's liquidation, dissolution or bankruptcy, or if we fail to cure a material breach of contract.

Governmental Regulation

         The healthcare industry is subject to changing political, economic and regulatory influences that may affect the procurement practices and operation of healthcare providers. Many federal and state legislators have announced that they intend to propose programs to reform the United States healthcare system at both the federal and state level. These programs may contain proposals to increase governmental involvement in healthcare, lower reimbursement rates, revise regulatory requirements and otherwise change the environment in which providers operate. Healthcare providers may react to these proposals and the uncertainty surrounding such proposals by curtailing or deferring investments, including investments in our products and related services.

Health Insurance Portability and Accountability Act of 1996 ("HIPAA")

         HIPAA establishes rules, regulations and penalties for ensuring the privacy of patient health information. In addition, HIPAA requires standards for the electronic interchange of healthcare and claims data. Though HIPAA will affect all aspects of all healthcare providers' operations, the greatest impact will be in the information technology area. The patient health information privacy phase of HIPAA went into effect in April 2003 and the standards for electronic interchange went into effect in October 2003. Conforming to the requirements is a difficult and expensive task. The preliminary document from CMS outlining the regulations exceeds 250 pages.

         We have taken various steps to comply with HIPAA. Employees have been educated on the law's effects and a policy and procedure manual has been developed. We have appointed a privacy officer and a compliance officer whose duties include:

            o     Tracking regulatory changes

            o     Performing initial and ongoing privacy risk assessments

            o     Identifying all sources of Protected Health Information
                  ("PHI")

            o     Conducting compliance monitoring activities

            o     Providing guidance for Product Management

            o     Managing education and training

            o     Managing and ensuring sanctions for failure to comply

            o Monitoring and reviewing all system-related information security plans to ensure compliance

         We have also updated our process for customers to sign onto the Web site by assigning individual passwords to each authorized user at customer sites.

         It is difficult to assess the costs related to HIPAA compliance because these are sweeping changes for which we have no historical experience. Overall, costs of implementation and risk management may be significant as policy and process development is based on extensive assessment, staff training, IT solution purchases and ongoing compliance evaluation. There will be continuing costs to ensure compliance with the law over time.

Employees

         At September 30, 2005, we had 55 full time employees, including: 4 in sales; 4 in product management, education and implementation; 33 in operations and customer service; 7 in software development; 2 in hardware support and 5 in administrative and finance positions. None of our employees are represented by a labor union, nor governed by any collective bargaining agreements. We consider relations with our employees as satisfactory.

Property

         We currently rent approximately 13,617 square feet of executive office space located at 405 Reo Street, Suite 300, Tampa, Florida 33609. We rent this space for $21,800 per month. The lease term is through January 31, 2009. This space is adequate to maintain and expand our business operations.

         We also have a one year agreement with Qwest CyberCenter for our collocation of our data servers. Cost is approximately $5,000 per month. The current services agreement with Qwest is from July 1, 2005 until June 30, 2006 and is automatically renewable for additional one year terms.

Legal Proceedings

         There are currently no material legal proceedings, nor pending legal proceedings involving our company.

                                   MANAGEMENT

Officers and Directors

         Article V of our articles of incorporation permits our board of directors to fix the number of directors at not less than one nor more than nine. Directors serve until our next annual meeting of shareholders and until his successor is duly elected and qualified. Vacancies on the Board due to resignation or removal may be filled by the remaining director or directors, even though less than a quorum, for the unexpired term of such vacant position

         Name                       Age              Position
         ----                       ---              --------

         B. M. Milvain               69              President and Director

         Steven Katz                 57              Director

         Batsheva Schreiber          58              Director

         Susan Baxter Gibson         48              Principal Financial Officer

Business Experience

         B. M. Milvain is our Chief Executive Officer and President. Mr. Milvain has been a senior officer of HQS, PAL and its predecessor company, Provider Solutions Corp. since 1993. From August 1988 until November 1992 Mr. Milvain was Chief Operating Officer of LPA, Inc., a subsidiary of NYNEX Corporation, and a supplier of on-line transaction processing software for electronic payment services. From March 1988 until September 1997, Mr. Milvain was also a consultant to the Chairman of the Board of BancTec, Inc., a global provider of solutions for automation capture, processing and archiving of paper and electronic forms. From 1985 to 1988 he was Vice President of Marketing at Systeme Corporation, an innovator and developer of wide area network and PC technology for branch automation products for retail banking applications. From 1982 to 1984 Mr. Milvain was President of George K. Baum Leasing, Inc. From 1972 to 1982 he was co-founder of Unimark, Inc., a computer leasing and used computer dealer. Prior positions were with Marsh & McLennan Companies (1969 to 1972), Waddell & Reed (1966 to 1969) and IBM (1960 to 1966). Mr. Milvain graduated with a Bachelors of Business Administration degree from the University of Oklahoma in 1960.

         Steven Katz is President of Steven Katz & Associates, Inc., a health care and technology-based management consulting firm specializing in strategic planning, corporate development, new product planning, technology licensing, and structuring and securing various forms of financing. Mr. Katz has been President of Steven Katz & Associates, Inc. since 1982. From January 2000 to October 2001, Mr. Katz was also President and Chief Operating Officer of Senesco Technologies, Inc., an American Stock Exchange company engaged in the identification and development of proprietary gene technology with application to human, animal and plant systems. From 1983 to 1984 he was a co-founder and Executive Vice President of S.K.Y. Polymers, Inc., a bio-materials company. Prior to this, Mr. Katz was Vice President and General Manager of a non-banking division of Citicorp. From 1976 to 1981 he held various senior management positions at National Patent Development Corporation, including President of three subsidiaries. Prior positions were with Revlon, Inc. (1975) and Price Waterhouse & Co. (1969 to 1974). Mr. Katz received a Bachelors of Business Administration degree in Accounting from the City College of New York in 1969. He is presently a member of the Boards of Directors of Biophan Technologies, Inc. and USA Technologies, Inc. and several private companies.

         Batsheva Schreiber is President and CEO of CareManagers Inc., a health care advocacy and consulting company focusing on supporting individuals and their families in all aspects of services during changes in health status. Ms. Schreiber has been President and CEO of CareManagers Inc. since 1998. From 1996 to 1997, Ms. Schreiber was Director of Operations at Master Care, a case management company that focused on efficiency and quality care in the workers compensation and group health areas. From 1994 to 1996 Ms. Schreiber was a co-founder and principal of Revival Home Health Care, a certified home care company serving the Metropolitan New York City area. Other home care experience includes senior positions at Olsten KQC (1992 to 1994) and Nursefinders (1988 to 1992). From 1970 to 1988, Ms. Schreiber established and developed various medical programs and services at Ohel Children's Home & Family Services in New York City. Prior experience includes medical/surgical nursing and in-patient psychiatry (1966 to 1970) at Maimonides Medical Center in New York. Ms. Schreiber is a Registered Nurse in New York and New Jersey and has her BSN from the University of the State of New York. She is active in various community programs and is a member of several company Boards of Directors.

         Susan Baxter Gibson is our Vice President and Chief Financial Officer. She served as a Branch Manager of Advanced Home Care, a home health, infusion and durable medical provider, from January 2001 through September 2003. From February 1999 to January 2001, she was a financial consultant with Dixon Odom P.L.C. from February 1998 to January 1999; Ms. Gibson was Chief Financial Officer of Baptist Hospital Home Care, a subsidiary of the Wake Forest University Medical Center. While she was there she also served as Interim Agency Director. From June 1992 to February 1998 Mrs. Gibson was the Chief Financial Officer/Vice President Finance at the Visiting Nurse Association of the Treasure Coast. Susan's experience includes budgeting, creating internal policies and procedures, home health care financial and operational management and strategic planning. Prior to serving at the Visiting Nurse Association of the Treasure Coast, she was with Greenwich International and Edwards & Curtis, certified public accountants. Mrs. Gibson holds a Bachelor of Business Administration in Accounting (1992) and a Masters of Business Administration degree from the University of Central Florida (1997). She is a CPA (North Carolina).

Committees of the Board of Directors

         Audit Committee

         The Audit Committee, which currently consists of Steven Katz and Batsheva Schreiber, reviews the professional services provided by our independent auditors, the independence of our auditors from our management, our annual financial statements and our system of internal accounting controls. Mr. Katz is considered by us to be a "financial expert." The Audit Committee also reviews other matters with respect to our accounting, auditing and financial reporting practices and procedures as it may find appropriate or may be brought to its attention. The Company's board of directors has adopted a written Charter of the Audit Committee. Ms. Schreiber, a member of the Audit Committee, is deemed independent, as defined in the National Association of Securities Dealers' listing standards. The Audit Committee met on four occasions during the year ended December 31, 2004.

         Compensation Committee

         We do not have a formal compensation committee. The board of directors, acting as a compensation committee, periodically meets to discuss and deliberate on issues surrounding the terms and conditions of executive officer compensation, including base salaries, bonuses, awards of stock options and reimbursement of certain business related costs and expenses.

         Nominating Committee

         We do not have a formal nominating committee. The board of directors, acting as a nominating committee, recommends candidates who will be nominated as management's slate of directors at each annual meeting of shareholders.

         In May 2004, the Board adopted a general policy setting forth qualifications of directors, procedures for identification and evaluation of candidates for nomination, and procedures for recommendation of candidates by shareholders. A candidate for director should meet the following criteria:

            o Must, above all, be of proven integrity with a record of substantial achievement.

            o Must have demonstrated ability and sound judgment that usually will be based on broad experience.

            o Must be able and willing to devote the required amount of time to our affairs, including attendance at Board and committee meetings and the annual shareholders' meeting.

            o Must possess a judicious and somewhat critical temperament that will enable objective appraisal of management's plans and programs.

            o Must be committed to our company building sound, long-term growth.

         Other than the foregoing, the Board does not believe there is any single set of qualities or skills that an individual must possess to be an effective director or that it is appropriate to establish any specific, minimum qualifications for a candidate for election as a director. Rather, the Committee will consider each candidate in light of the strengths of the other members of the board of directors and the needs of the Board and our company at the time of the election. The board of directors will also consider candidates for directors nominated by shareholders.

Executive Compensation

Summary Compensation Table

         The following table shows, for the year ended December 31, 2002, December 31, 2003 and December 31, 2004, the cash and other compensation paid to our President, Chief Executive Officer and each other executive officer whose annual compensation was $100,000 or more.

                                                     Annual Compensation                        Long Term Compensation
                                                     -------------------                        ----------------------
                                                                        Other         Restricted    Securities      All Other
                                            Salary       Bonus      Compensation     Stock Awards   Underlying     Compensation
Name and Principal Position       Year       (US$)       (US$)          (US$)           (US$)         Options         (US$)
---------------------------       ----       -----       -----          -----           -----         -------         -----
B. M. Milvain, President and      2004      150,000        0              0           $150.00(1)      150,000           0
Chief Executive Officer(2)        2003      150,000        0              0               0              0              0
                                  2002      150,000        0              0               0              0              0
Susan Baxter Gibson Chief         2004      100,000        0              0               0           60,000            0
Financial Officer                 2003      27,693         0              0               0              0              0

(1) Effective July 6, 2004, we granted B.M. Milvain 150,000 shares of our common stock under a restricted stock agreement. If on any date prior to June 1, 2010 we file audited financial statements with the SEC for a calendar year that sets forth both, $10,000,000 or more of revenues and $2,000,000 or more in operating income, Mr. Milvain shall receive these shares.

(2)      Appointed to serve as president effective October 24, 2002.

Stock Options Granted in 2004

         The following table summarizes options to purchase shares of our common stock that we granted during the twelve months ended December 31, 2004 to each of the executive officers identified in the summary compensation table above.

--------------------------- ------------------------ ------------------------ ------------------------ ------------------------
                             Number of Securities       Percent of Total
                              Underlying Options       Options Granted to        Exercise Price(s)
           Name                     Granted             Employees in 2004            ($/Share)             Expiration Date
--------------------------- ------------------------ ------------------------ ------------------------ ------------------------
Brian M. Milvain                    150,000                    28%                     $1.00                  June 2010
--------------------------- ------------------------ ------------------------ ------------------------ ------------------------
Susan Baxter Gibson                 60,000                     11%                     $1.00                  June 2009
--------------------------- ------------------------ ------------------------ ------------------------ ------------------------


Aggregated Option Exercises in Last Fiscal Year-End Option Value Table

-------------------------- -------------- --------------- ----------------------------------------- ------------------------------
                                                                                                        Value of Unexercised
                              Shares                          Number of Unexercised Securities         In-the-Money Options at
                            Acquired on       Value        Underlying Options at Fiscal Year End           Fiscal Year End
          Name               Exercise      Realized ($)          Exercisable/Unexercisable            Exercisable/Unexercisable
-------------------------- -------------- --------------- ----------------------------------------- ------------------------------
Brian M. Milvain                 0             N/A                     37,500/112,500                            0/0
-------------------------- -------------- --------------- ----------------------------------------- ------------------------------
Susan Baxter Gibson              0             N/A                     15,000/45,000                             0/0
-------------------------- -------------- --------------- ----------------------------------------- ------------------------------


Long Term Incentive Plans - Awards in Last Fiscal Year

         The following table summarizes long term incentive awards that were made during the twelve months ended December 31, 2004 to each of the executive officers identified in the summary compensation table above.

-------------------------------- ------------------- -------------------- -----------------------------------------------------
                                       Number            Performance                 Estimated Future Payouts Under
                                     Of Shares,           Or Other                    Non-Stock Price-Based Plans
                                      Units or          Period Until      -----------------------------------------------------
                                    Other Rights         Maturation           Threshold           Target           Maximum
             Name                       (#)               Or Payout           ($ or #)           ($ or #)         ($ or #)
-------------------------------- ------------------- -------------------- ------------------ ----------------- ----------------
Brian M. Milvain                      150,000           June 1, 2010             (1)               (1)               (1)
-------------------------------- ------------------- -------------------- ------------------ ----------------- ----------------
Susan Baxter Gibson                      0                   --                  --                --                --
-------------------------------- ------------------- -------------------- ------------------ ----------------- ----------------

(1) Effective July 6, 2004, we granted B.M. Milvain 150,000 shares of our common stock under a restricted stock agreement. If on any date prior to June 1, 2010 we file audited financial statements with the SEC for a calendar year that sets forth both $10,000,000 or more of revenues and $2,000,000 or more in operating income, Mr. Milvain shall receive these shares.


2003 Management and Director Equity Incentive and Compensation Plan

         In May 2003 we adopted the 2003 Management and Director Equity Incentive and Compensation Plan. The purpose of the Plan is to advance our interests and those of our shareholders by providing a means of attracting and retaining key employees, directors and consultants. In order to serve this purpose, we believe this Plan encourages and enables key employees, directors and consultants to participate in our future prosperity and growth by providing them with incentives and compensation based on our performance, development and financial success. Participants in the Plan may include our officers, directors, other key employees and consultants who have responsibilities affecting our management, development or financial success.

         We initially reserved an aggregate of 3,300,000 shares of common stock for issuance under the Plan, but subsequently reduced the number of shares to 1,000,000. Our board of directors (or at their discretion a committee of our board members) administers the Plan including, without limitation, the selection of recipients of awards under the Plan, the granting of stock options, restricted share or performance shares, the determination of the terms and conditions of any such awards, the interpretation of the Plan and any other action they deem appropriate in connection with the administration of the Plan.

         Effective July 6, 2004, we issued an aggregate of 485,000 incentive stock options under the Plan to 44 employees of our company. In addition, we issued non-qualified stock options to purchase 150,000 shares of our common stock under the Plan to B.M. Milvain. We issued an additional 67,000 options to 14 employees on August 3, 2004. On August 3, 2004 we also cancelled 25,500 options issued on July 6, 2004 for employees that had terminated employment with HQS. These options have been returned to the option pool. All options have an exercise price of $1.00 per share and vest to the extent of 25% of the respective aggregate granted for each twelve continuous months of employment by our company subsequent to January 1, 2004. The options terminate upon the earlier of June 1, 2009 or as provided under the Plan. Effective July 6, 2004, we granted B.M. Milvain 150,000 shares of our common stock under a restricted stock agreement pursuant to the Plan. If on any date prior to June 1, 2010 we file audited financial statements with the SEC for a calendar year that sets forth both $10,000,000 or more of revenues, and $2,000,000 or more in operating income, Mr. Milvain shall receive these shares.

         On March 28, 2005, the Company issued incentive stock options to purchase an aggregate of 99,000 shares of the Company's common stock to 5 employees under the 2003 Management and Director Equity Incentive and Compensation Plan ("the Plan"). The options are exercisable at $1.75 per share and vest to the extent of 25% of the respective aggregate number of options granted for each twelve continuous months of employment subsequent to January 1, 2005. The options expire on the earlier of June 1, 2010 or following the termination of employment of the respective employee.

         On March 28, 2005, the Company canceled 71,500 previously issued options as the option holders are no longer employed by the Company.

         On May 9, 2005, we issued incentive stock options to purchase an aggregate of 18,500 shares of the Company's common stock to 4 employees under the Plan. The options are exercisable at $1.95 per share and vest to the extent of 25% of the respective aggregate number of options granted for each twelve continuous months of employment subsequent to January 1, 2005. The options expire on the earlier of June 1, 2010 or the employee leaving the Company. On May 9, 2005, we also issued non-qualified stock options to purchase an aggregate of 20,000 shares of common stock to the Company's two outside directors. Such options shall have an exercise price of $1.95 per share and shall vest to the extent of 25% of the respective aggregate granted for each twelve continuous months of board membership subsequent to May 9, 2005, with the unexercised portion of such respective options to expire June 1, 2010 or following the end of the respective director's membership on the Board of Directors of the Company


Director Compensation

         All directors, other than our officers, receive an annual fee of $5,000. We do not pay fees to directors for their attendance at meetings that are not executive officers of the board of directors or of committees; however, we may adopt a policy of making such payments in the future. We will reimburse out-of-pocket expenses incurred by directors in attending Board and committee meetings.

Employment and Consulting Agreements

         We have no employment contracts with any of our officers or directors and maintain no retirement, fringe benefit or similar plans for the benefit of our officers or directors. We may, however, enter into employment contracts with our officers and key employees, adopt various benefit plans and begin paying compensation to our officers and directors as we deem appropriate to attract and retain the services of such persons.

Limitation of Liability

         Pursuant to the Nevada Revised Statutes, we have the power to indemnify any person made a party to any lawsuit by reason of being our director or officer, or serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of our company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

         Our bylaws provide that we shall indemnify our directors and officers to the fullest extent permitted by Nevada law.

                           RELATED PARTY TRANSACTIONS

         On October 22, 2002 we consummated an agreement and plan of merger with PAL. Pursuant to the merger agreement, PAL was merged into our wholly-owned subsidiary, HQS, which survived as our wholly owned subsidiary. At the closing of the merger on October 24, 2002, the issued and outstanding units of PAL were surrendered in exchange for an aggregate of 1,071,429 shares of our common stock and the separate corporate existence of PAL terminated. An additional 237,399 shares were issued to Deluxe Investment Company as consideration for $474.80. Stanford, the majority interest holder of PAL, received 957,921 of the shares of common stock issued pursuant to the merger agreement. On the closing date of the merger agreement, the existing directors and officers of our company resigned and new officers and directors were designated in accordance with the merger agreement.

         Pursuant to a securities purchase agreement dated October 22, 2002, Stanford made an aggregate cash investment of $2,200,000 in our company, in several tranches. For its aggregate investment, Stanford received 1,880,341 shares of Series A preferred stock (subject to anti-dilution provisions), convertible into 940,171 shares of our common stock and warrants exercisable to purchase an aggregate of 940,171 shares of common stock. Each share of Series A preferred stock had ten votes, voting together with our common stock on all matters submitted for a vote. Each warrant had an exercise price of $1.17 per share. The warrants were immediately exercisable and expire five years after their initial dates of issuance. Stanford assigned its rights to an aggregate of half of the warrants to several of its employees.

         Pursuant to a securities purchase agreement dated April 30, 2003, Stanford made an aggregate investment of $2,000,000 in our company, in several tranches. The investment was in the form of Series B $0.80 convertible preferred stock of our company, convertible into 6,250,000 shares of our common stock. The shares of Series B preferred stock were issued and sold in various tranches on eight monthly closing dates, commencing on May 19, 2003.

         As additional consideration under the April 30, 2003 securities purchase agreement, we agreed to reprice the exercise price of the 940,171 warrants issued to Stanford and its assignees pursuant to the securities purchase agreement dated October 15, 2002. Pursuant to an Instrument of Warrant Repricing, the exercise price of each share of common stock underlying the warrants was reduced to $0.001 per share. The warrants were exercised on May 12, 2003 and the warrant holders received an aggregate of 940,171 shares of common stock.

         On July 6, 2004, Stanford exercised its right to convert all of the outstanding Series A preferred stock and Series B preferred stock into shares of common stock.

         We granted to Stanford and its affiliates certain registration rights under certain registration rights agreements (as amended) with respect to the Series A and Series B preferred stock and shares of common stock underlying the warrants described above and the shares of common stock it owns. No later than December 31, 2004, we were required to file an SB-2 Registration Statement under the Securities Act covering all of the shares of common stock underlying the Series A and Series B preferred stock and warrants. Stanford has waived its registration rights.

         On July 6, 2004, HQS entered into a $1,600,000 loan and security agreement with Stanford. Under this agreement, interest accrues at the rate of 8% per annum and principal matures and becomes payable three years from the date of the loan. The loan is secured by a security interest in all of the assets of the Company and HQS and a corporate guaranty that has been executed in favor of Stanford. As of September 30, 2004, Stanford had advanced us $900,000 (including $400,000 advanced on June 30, 2004 to satisfy a $400,000 assumed liability owed to the Internal Revenue Service by our predecessor).

         As of March 15, 2005, we had borrowed $1,050,000 and the balance of $550,000 was available to us. Previously, certain draws under the loan and security agreement were subject to our achieving adjusted consolidated EBITDA; however, Stanford subsequently waived the requirement.

         Additionally, as consideration for entering into the loan and security agreement, Stanford received warrants to purchase an aggregate of 720,000 shares of our common stock. The exercise price of the warrants is $0.001 per share and the warrants expire on June 30, 2009. Stanford assigned 360,000 warrants to four of its employees pursuant to a warrant assignment agreement. We registered the shares of common stock underlying the warrants pursuant to a registration rights agreement. The warrants issued to the employees were exercised on August 12, 2004 and the warrants issued to Stanford were exercised on September 8, 2004.

         On November 8, 2005, we entered into a Preferred Stock Purchase Agreement with Stanford International Bank Limited, our principal stockholder, pursuant to which Stanford purchased 675,000 shares of our series C convertible preferred stock at a price of $2.00 per share at the initial closing and received warrants to purchase 405,000 shares of common stock exercisable at $0.001 per share. The proceeds of this sale were used to satisfy in full the principal balance of our credit line with Stanford, which was terminated, and to provide an additional $100,000 in working capital for general corporate purposes. Stanford also agreed to purchase 250,000 additional shares of preferred stock on the same terms to the extent requested by us on two weeks notice. On November 21, 2005, Stanford purchased an additional 50,000 shares of series C preferred stock and warrants to purchase 30,000 shares of common stock. Each share of preferred stock is convertible into one share of our common stock and is entitled to one vote per share. Stanford has the right at any time within two years of the initial closing to purchase an additional 3,700,000 shares of preferred stock at $2.00 per share and to receive in connection therewith an aggregate of 2,220,000 warrants exercisable at $0.001 per share.

         The exercise price of the warrants is $0.001 per share, and the warrants expire five years from the date of issuance. Stanford has assigned half of all warrants issuable under the agreement, including 202,500 of the 405,000 warrants issued at the initial closing and 15,000 of the 30,000 warrants issued on November 21, 2005, to five of its employees pursuant to a warrant assignment agreement.

         We are obligated to register the shares of common stock issuable upon conversion of the preferred stock or exercise of the warrants pursuant to a registration rights agreement within 90 days after the date of demand by the security holders. If we do not timely file a required registration statement, we must issue upon default and each month thereafter that the registration statement is not filed, warrants to purchase a number of shares of common stock equal to the number of shares of preferred stock sold.

         Provider Solutions Corp., one of our predecessor companies, engaged Steven Katz, currently one of our directors, for management advisory services on an arms-length basis. This arrangement was confirmed from September 2002 to March 31, 2003 by HQS, our wholly-owned subsidiary. Mr. Katz was paid a fee of $10,000 per month, plus expenses during the period that he provided these services.

         We have adopted a policy whereby all transactions between us and one or more of our affiliates must be approved in advance by a majority of our disinterested directors.

                             PRINCIPAL SHAREHOLDERS


         As of the date of this prospectus there were 10,796,779 shares of our common stock issued and outstanding. The following table sets forth, as of the close of business of the date of this prospectus (1) the name and number of shares of each person known by us to be the beneficial owner of more than 5% of the class of stock; and (2) the number of shares of these securities owned by each director and all officers and directors as a group, together with their respective percentage holdings of such shares. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting or investment power with respect to securities, and includes any securities, which the person has the right to acquire within 60 days of the date of this prospectus. Unless otherwise indicated, the address for each person is 405 Reo Street, Suite 300, Tampa, Florida 33609.


                                           Shares                 Percent of
Name                                 Beneficially Owned       Shares Outstanding
----                                 ------------------       ------------------
Stanford International Bank
   Limited (1)                          14,990,677(2)                  87.9%
B. M. Milvain                              251,382(3)                   2.0%
Steven Katz                                 10,000(5)                      *
Batsheva Schreiber                          10,000(5)                      *
Susan Baxter Gibson                         15,000(4)                      *

All executive officers and
directors as a group
(4 persons)                                286,382                      2.5%

*  Less than 1%
------------
(1) Beneficial shareholder is R. Allen Stanford. Business address is 5050 Westheimer Road, Houston, Texas 77056.

(2) Includes 725,000 shares of common stock issuable upon conversion of series C preferred stock and 217,500 shares of common stock underlying warrants exercisable at $0.001 per share. Also includes up to an aggregate of 3,900,000 shares of common stock underlying shares of series C preferred stock and 1,170,000 shares of common stock underlying warrants, which Stanford has an option to buy at any time until November 8, 2007, at a price of $2.00 per share of preferred stock under the terms of a stock purchase agreement with our company dated November 8, 2005.

(3) Includes 150,000 shares of common stock subject to a restricted stock agreement, but excludes 150,000 shares of common stock underlying options exercisable at $1.00 per share. The vesting of the options is contingent on the company prior to June 1, 2010 filing audited annual financial statements with the SEC for a calendar year that sets forth both $10,000,000 or more in revenues and $2,000,000 or more in operating income.

(4) Includes 15,000 shares of common stock underlying options exercisable at $1.00 per share.

(5) Includes 10,000 shares of common stock underlying options exercisable at $1.95 per share.

                            DESCRIPTION OF SECURITIES

         As of the date of this prospectus, we had authorized 150,000,000 shares of par value $0.001 common stock, with 10,796,779 shares issued and outstanding. Additionally, we have authorized 15,000,000 shares of preferred stock, with 675,000 shares of series C convertible preferred stock issued and outstanding.

Common stock

         The holders of common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors. The holders of common stock are entitled to receive dividends when, as and if declared by the board of directors out of funds legally available therefor. In the event of our liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. Holders of shares of common stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption provisions applicable to common stock. All of the outstanding shares of common stock are, and the shares of common stock offered hereby, will be duly authorized, validly issued, fully paid and nonassessable.

Preferred Stock

         Blank Check Preferred

         We are authorized to issue shares of preferred stock with such designation, rights and preferences as may be determined from time to time by the board of directors. Accordingly, the board of directors is empowered, without shareholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the common stock. In the event of issuance, the preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control.

         Series C Preferred Stock

         We have designated 4,625,000 shares of our preferred stock as series C $2.00 convertible preferred stock. There are currently 725,000 shares of series C preferred stock issued and outstanding. Each share of series C preferred stock is initially convertible into one share common stock. The preferred shares are convertible at the option of a preferred shareholder at any time. In addition, the preferred shares are automatically converted upon the earlier of: (1) the date specified by a vote or written consent of holders of at least two-thirds of the then outstanding shares of the series C preferred stock, or (2) upon the closing of an underwritten public offering of our common stock registered under the Act at a public offering price equal to exceeding $3.00 per share, which generates aggregate net proceeds to our company equal to or exceeding $15,000,000.

         The initial conversion price of our series C preferred shares is $2.00 per share, subject to adjustment in the event of recapitalization, stock split, dividends or similar events. If at any time on or before January 15, 2008 we shall (1) sell or otherwise issue shares of common stock at a purchase price per share less than the conversion price in effect immediately prior to such issuance, or (2) sell or otherwise issue securities which are convertible into or exercisable for shares of our common stock at a conversion or exercise price per share less than the conversion price in effect immediately prior to such issuance, then immediately upon such issuance or sale, the conversion price shall be adjusted to a price equal to the purchase price of the shares of common stock or the conversion or exercise price per share of the securities sold or issued. If at any time after January 15, 2008, we shall (1) sell or otherwise issue shares of our common stock at a purchase price per share less than the conversion price in effect immediately prior to such issuance, or (2) sell or otherwise issue securities which are convertible into or exercisable for shares of our common stock at a conversion or exercise price per share less than the conversion price in effect immediately prior to such issuance, then immediately upon such issuance or sale, the conversion price shall be adjusted to a price determined by multiplying the conversion price immediately prior to such issuance by a fraction, the numerator of which shall be the number of shares of common stock outstanding immediately prior to such issuance or sale, plus the number of shares of the common stock that the aggregate consideration received by us for such issuance would purchase at such conversion price; and the denominator of which shall be the number of shares of common stock outstanding immediately prior to such issuance plus the number of the additional shares to be issued at such issuance or sale.

         Except as otherwise required under Nevada law, the holders of the series C preferred stock shall be entitled to vote at any meeting of the stockholders of our company. Each share of series C preferred stock shall be entitled to one vote for each share of common stock.

         In the event of liquidation, dissolution or winding up of the company, whether voluntary or involuntary, the holders of the series C preferred stock shall be entitled to receive, prior and before any distribution of the assets shall be made to the holders of any common stock, an amount equal to the stated value per share of series C preferred stock held by each holder.

Warrants

         As of the date of this prospectus, we had 435,000 warrants outstanding. The warrants are exercisable at $0.001 per share. The warrants are exercisable through October 10, 2010.

Transfer Agent

         The Transfer Agent for our shares of common stock is Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321. The telephone number for Florida Atlantic Stock Transfer is (954) 726-4954.

                              SELLING SHAREHOLDERS

         This prospectus relates to the registration of shares of our common stock and shares of our common stock underlying certain warrants held by various parties listed below. We will not receive any proceeds from the sale of our common stock by the selling shareholders. The selling shareholders may resell the shares they acquire by means of this prospectus from time to time in the public market. The costs of registering the shares offered by the selling shareholders are being paid by us. The selling shareholders will pay all other costs of the sale of the shares offered by them.

         We initially included 390,360 shares of our common stock held by Deluxe Investment Company. Voting power for Deluxe Investment Company is held by Ian Markofsky. Deluxe Investment Company received 237,399 of the shares on October 22, 2002 in connection with our merger with PAL. On April 29, 2003, Deluxe Investment Company purchased its remaining 152,961 shares from a former affiliate of our company (J. Rockwell Smith) and approximately eight other shareholders of our company for an aggregate purchase price of $50,000. We believe the shares were initially issued while our predecessor company was deemed to be a "blank check company". As such, the sellers of the shares would be considered "underwriters". As a result, these shares can only be resold into the public market through a registration statement under the Securities Act. Rule 144 would not be available for the resale of these shares.

         Management anticipated that Deluxe Investment Company would assist us in identifying acquisition candidates and developing relationships with investment banks. 250,000 of the shares owned by Deluxe Investment Company were canceled. These shares consisted of all the shares Deluxe Investment Company received in connection with our merger with PAL (237,399 shares) and 12,601 shares that Deluxe Investment Company purchased from our former affiliate and third parties. The shares now included in this prospectus consist of the remainder of the shares that Deluxe Investment Company purchased from third parties and our former affiliate.

         We agreed to register the shares of common stock held by Deluxe Investment Company pursuant to an amended Registration Rights Agreement originally dated October 22, 2002 by and among our company, Stanford, certain employees of Stanford and Deluxe Investment Company. Under the amended Registration Rights Agreement, we were required to file a registration statement to register these shares on or before December 31, 2004. We are not including the shares subject to the escrow since we are entitled to the shares and the shares will be cancelled and returned to our treasury. We have no other agreements with Deluxe other than the escrow agreement and the registration rights agreement and have no obligation to provide any compensation to Deluxe Investment Company for any services it may perform.

         Effective July 6, 2004, we agreed to issue 450,000 shares of our common stock to American Capital Ventures, Inc. in consideration for investor relations services. We amended and restated that agreement on August 5, 2004 to reduce the number of shares by half to give effect to the reverse stock split we had previously approved. Voting power for American Capital Ventures, Inc. is held by Howard Gostfrand. Under an amended and restated investor relations agreement with American Capital Ventures, Inc. dated August 5, 2004, American Capital Ventures is required to provide us with investor relations services for a period of 18 months in consideration of 225,000 shares of our common stock. Although the restated agreement may be terminated by either party, the restated agreement has been supplemented to clarify that American Capital Ventures became the beneficial owner of all 225,000 shares of common stock upon the date of original issuance. Effective July 6, 2004, American Capital Ventures is the beneficial owner of all 225,000 shares of common stock and has the ability to vote these shares. The terms of the restated agreement provide us with the ability to restrict American Capital Ventures from disposing of its shares prior to the completion of its services under the restated agreement.

         The restated agreement is materially the same as an original investor relations agreement entered into with American Capital Ventures on July 1, 2004, except the number of shares issued to American Capital Ventures was revised to account for our one for two reverse stock split effectuated in July 2004. Under the agreement we agreed to include these shares in this prospectus. We have also agreed to pay American Capital Ventures a monthly fee of $12,000 during the term of the agreement. The agreement will automatically renew for successive one-year terms unless terminated by either party.

         Messrs. Bogar, Fusselmann, Pi and Stein, included in the table below, are employees of Stanford and received their securities from assignments from Stanford. These securities were assigned to them by Stanford as a bonus, as part of their continued employment with Stanford. The employees have total control and beneficial ownership over the securities assigned to them and they are entitled and expect to personally retain any proceeds of this sale of any such securities. On October 16, 2002, each employee was assigned warrants to purchase

117,522 shares of our common stock. These warrants were originally issued to Stanford pursuant to a Securities Purchase Agreement dated as of October 16, 2002. The warrants were exercisable at a price of $0.001 per share pursuant to an instrument of Warrant Repricing Agreement dated April 30, 2003. Each employee exercised these warrants on May 12, 2003. In addition, the employees each received warrants to purchase 90,000 shares of our common stock pursuant to a Warrant Assignment Agreement dated July 6, 2004 by and between the employees and Stanford. Stanford received these warrants pursuant to a loan and security agreement dated July 6, 2004 by and between Stanford and HQS. The warrants were assigned to the employees and exercised on August 12, 2004. The exercise price was $.001 per share. All of the underlying shares of common stock held by the employees contain registration rights pursuant to the amended Registration Rights Agreement dated as of October 22, 2002 by and among our company, Stanford, the employees and Deluxe Investment Company which required us to file a registration statement covering the shares on or before December 31, 2004. The remaining shares of common stock held by the employees are registrable under a Registration Rights Agreement dated July 6, 2004 which also required us to file a registration statement covering the shares on or before December 31, 2004.

         Messrs. Bogar, Fusselmann, Pi and Stein are employees of Stanford Group Company, a registered broker-dealer and they are deemed to be affiliates of a registered broker-dealer. They acquired the securities described above in the ordinary course of business in a private placement for investment purposes and without a view to distribution, and had no agreements, understandings or arrangements with any other person, either directly or indirectly, to dispose of the securities.

         Pursuant to the registration rights provided to Deluxe Investment Company and the employees of Stanford, in the event that we did not file this registration statement on or before December 31, 2004, the warrant holders would have been entitled to warrants to purchase one share of common stock for each ten warrants held by such warrant holder per month until our registration statement was filed. The initial filing of the registration of which this prospectus forms a part satisfied our obligations to Deluxe Investment Company and the employees of Stanford.

         Finally, we have also included 275,360 shares held by Adrien Ellul. Mr. Ellul purchased the shares from a former affiliate of our company (J. Rockwell Smith) on June 18, 2003. As these shares were initially issued while our predecessor company was deemed to be a "blank check company", we believe that these securities can only be resold into the public market through registration under the Securities Act. In addition, Rule 144 is not available for the resale of these shares. We have had no relationship, nor any transactions with Mr. Ellul. We have no obligation to register these shares.

         The following table sets forth the name of the selling shareholders, the number of common shares that may be offered by the selling shareholders and the number of common shares to be owned by the selling shareholders after the offering. The table also assumes that each selling shareholder sells all common shares listed by its name. The table below sets forth information as of the date of this prospectus. The percentage calculations for the selling shareholders do not include any common shares issuable upon the exercise of any currently outstanding warrants, options or other rights to acquire common shares, other than those that the selling shareholders beneficially own.

                                               Common Shares                  Common Shares                Common Shares
                                          Owned Prior to Offering        Offered in the Offering     Owned After the Offering
Name of Shareholder                       Number       Percentage              Number                  Number     Percentage
-------------------                       ------       ----------              ------                  ------     ----------
American Capital Ventures, Inc.(1)        225,000         2.0%                 225,000                 -0-             --
Deluxe Investment Company(2)              140,360         1.3%                 140,360                 -0-             --
Adrien Ellul(3)                           275,360         2.6%                 275,360                 -0-             --
Daniel Bogar(4)                           251,772(5)      1.9%                 207,522               44,250(5)          *
William Fusselmann(4)                     251,772(5)      1.9%                 207,522               44,250(5)          *
Osvaldo Pi(4)                             251,772(5)      1.9%                 207,522               44,250(5)          *
Ronald Stein(4)                           251,772(5)      1.9%                 207,522               44,250(5)          *
         TOTAL                                                               1,470,808

* Less than 1%.

(1) Beneficial shareholder is Howard Gostfrand. Business address is Suite 512, 2875 NE 191st Street, Aventura, Florida 33180.

(2) Beneficial shareholder is Ian Markofsky. Business address is 3696 North Federal Highway, Suite 203, Fort Lauderdale, Florida 33308.

(3)   Address is 19/F Flat A, Million City, 28 Elgin Street, Central, Hong Kong.

(4) Business address is 201 South Biscayne Blvd., Suite 1200, Miami, Florida 33131.

(5) Includes 44,250 shares of common stock underlying warrants exercisable at $0.001 per share.

                              PLAN OF DISTRIBUTION

         The shares of common stock owned, or which may be acquired, by the selling shareholders may be offered and sold by means of this prospectus from time to time as market conditions permit in the over-the-counter market, or otherwise, at prices and terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. These shares may be sold by one or more of the following methods, without limitation:

         o a block trade in which a broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus;

         o ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         o face-to-face transactions between sellers and purchasers without a broker/dealer.

         In effecting sales, brokers or dealers engaged by the selling shareholders may arrange for other brokers or dealers to participate. Such brokers or dealers may receive commissions or discounts from selling shareholders in amounts to be negotiated.

         The selling shareholders and any broker/dealers who act in connection with the sale of the shares hereunder may be deemed to be "underwriters" within the meaning of section 2(11) of the Securities Acts of 1933, and any commissions received by them and profit on any resale of the shares as principal might be deemed to be underwriting discounts and commissions under the Securities Act. We have agreed to indemnify the selling shareholders, and any securities broker/dealers who may be deemed to be underwriters against certain liabilities, including liabilities under the Securities Act as underwriters or otherwise.

         We have advised the selling shareholders that they and any securities broker/dealers or others who may be deemed to be statutory underwriters will be subject to the prospectus delivery requirements under the Securities Act. We have also advised each selling shareholder that in the event of a "distribution" of the shares owned by the selling shareholder, such selling shareholder, any "affiliated purchasers", and any broker/dealer or other person who participates in such distribution, may be subject to Rule 102 under the Securities Exchange Act of 1934 until their participation in that distribution is completed. Rule 102 makes it unlawful for any person who is participating in a distribution to bid for or purchase stock of the same class as is the subject of the distribution. A "distribution" is defined in Rule 102 as an offering of securities "that is distinguished from ordinary trading transactions by the magnitude of the offering and the presence of special selling efforts and selling methods". We have also advised the selling shareholders that Rule 101 under the 1934 Act prohibits any "stabilizing bid" or "stabilizing purchase" for the purpose of pegging, fixing or stabilizing the price of the common stock in connection with this offering.

         We do not intend to distribute or deliver the prospectus by means other than by hand or mail.

         We have advised each selling shareholder that during the time as they may be engaged in a distribution of the shares included in this prospectus they are required to comply with Regulation M of the Securities Exchange Act of 1934. During such time as the selling shareholders may be engaged in a distribution of the securities covered by this prospectus, the selling shareholders are required to comply with Regulation M promulgated under the Exchange Act. With certain exceptions, Regulation M precludes the selling shareholders, any affiliated purchasers, and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to introduce any person to bid for or purchase any security which is the subject to the distribution until the entire distribution is complete. Regulation M also restricts bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of our common stock.

                         SHARES ELIGIBLE FOR FUTURE SALE

         As of the date of this prospectus, we have 10,796,779 shares of common stock issued and outstanding. This does not include shares that may be issued upon exercise of options.

         We cannot predict the effect, if any, that market sales of common stock or the availability of these shares for sale will have on the market price of our shares from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market could negatively damage and affect market prices for our common stock and could damage our ability to raise capital through the sale of our equity securities.

                                  LEGAL MATTERS

         The validity of the securities offered by this prospectus will be passed upon for us by Adorno & Yoss, LLP, 350 East Las Olas Boulevard, Suite 1700, Fort Lauderdale, Florida 33301.

                                     EXPERTS

         Our consolidated financial statements as of December 31, 2004 and December 31, 2003, for the year in the period ended December 31, 2004 and December 31, 2003, are included herein in reliance on the reports of Sherb & Co., LLP, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

         We have filed with the SEC the registration statement on Form SB-2 under the Securities Act for the common stock offered by this prospectus. This prospectus, which is a part of the registration statement, does not contain all of the information in the registration statement and the exhibits filed with it, portions of which have been omitted as permitted by SEC rules and regulations. For further information concerning us and the securities offered by this prospectus, we refer to the registration statement and to the exhibits filed with it.

         The registration statement, including all exhibits, may be inspected without charge at the SEC's Public Reference Room at 450 Fifth Street, N.W. Washington, D.C. 20549. Copies of these materials may also be obtained from the SEC's Public Reference at 450 Fifth Street, N.W., Room 1024, Washington D.C. 20549, upon the payment of prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

         The registration statement, including all exhibits and schedules and amendments, has been filed with the SEC through the Electronic Data Gathering, Analysis and Retrieval system, and are publicly available through the SEC's Web site located at http://www.sec.gov.

                 HEALTH SYSTEMS SOLUTIONS, INC AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                 HEALTH SYSTEMS SOLUTIONS, INC AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Independent Auditors Report..................................................F-1

Balance Sheet................................................................F-2

Statement of Operations......................................................F-3

Statement of Changes in Stockholders' Equity.................................F-4

Statement of Cash Flows......................................................F-5

Notes to the Financial Statements......... .............................F-6-F-16

Unaudited Financial Statements for the Nine Months
Ended September 30, 2005

Balance Sheet...............................................................F-16

Statement of Operations.....................................................F-17

Statement of Cash Flows.....................................................F-18

Notes to the Financial Statements......................................F-19-F-22

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Stockholders and Board of Directors
Health Systems Solutions, Inc.

We have audited the accompanying consolidated balance sheet of Health Systems Solutions, Inc. as of December 31, 2004 and the related consolidated statements of operations, shareholders' deficit and cash flows for the years ended December 31, 2004 and December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Health Systems Solutions, Inc. as of December 31, 2004 and the results of their operations and their cash flows for the years ended December 31, 2004 and December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.


                                                 /s/ Sherb & Co., LLP
                                                 --------------------------
                                                 Sherb & Co., LLP
                                                 Certified Public Accountants

New York, New York
March 18, 2005

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                                DECEMBER 31, 2004


                                     ASSETS

Current assets:
    Cash                                                           $    300,221
    Accounts receivable, net of allowance for
      doubtful accounts of $5,000                                       455,440
    Prepaids and other current assets                                    72,249
                                                                   ------------

      Total current assets                                              827,910

Property and equipment, net of accumulated
    depreciation and amortization of $245,952                           303,349

Software development costs, net of accumulated
    amortization of $1,091,319                                          538,113

Security deposits                                                        22,984

                                                                   ------------
                                                                   $  1,692,356
                                                                   ============


                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
    Current portion of capital lease obligation                    $     13,550
    Accounts payable                                                     68,467
    Accrued expenses                                                    173,634
    Deferred revenue                                                    241,752
                                                                   ------------

      Total current liabilities                                         497,403

Capital lease obligation, net of current portion                         23,613

Loans payable                                                         1,050,000
                                                                   ------------

                                                                      1,571,016
                                                                   ------------

Stockholders' Equity
    Common Stock; $.001 par value; 150,000,000 shares
      authorized; 11,046,780 shares issued and outstanding               11,047
    Additional paid-in capital                                       12,395,184
    Accumulated deficit                                             (12,284,891)
                                                                   ------------

      Total Stockholders' Equity                                        121,340
                                                                   ------------

                                                                   $  1,692,356
                                                                   ============


See accompanying notes to the consolidated financial statements.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS


                                                             For The Year        For The Year
                                                          Ended December 31,   Ended December 31,
                                                                 2004                2003
                                                             -----------         -----------
Net sales                                                    $ 3,637,626         $ 2,069,758
Cost of sales                                                  1,727,205           1,410,271
                                                             -----------         -----------

    Gross profit                                               1,910,421             659,487
                                                             -----------         -----------

Operating expenses
    Selling and marketing                                        966,870           1,162,446
    Research and development                                     576,194             883,519
    General and administrative                                 1,269,242           1,180,748
    Depreciation and amortization                                144,533              91,114
    Interest                                                      49,111               6,609
                                                             -----------         -----------

    Total  operating expenses                                  3,005,950           3,324,436
                                                             -----------         -----------

Net operating loss                                            (1,095,529)         (2,664,949)
                                                             -----------         -----------

Non-operating expenses
    Other non-recurring                                           29,139                  --
                                                             -----------         -----------

    Total  non-operating expenses                                 29,139                  --
                                                             -----------         -----------

Net loss                                                      (1,124,668)         (2,664,949)

       Deemed preferred stock dividend                                --              92,137
                                                             -----------         -----------

Net loss applicable to common stockholders                   $(1,124,668)        $(2,757,086)
                                                             ===========         ===========


Basic and diluted net loss per share                         $     (0.17)        $     (1.14)
                                                             ===========         ===========

Basic and diluted weighted average shares outstanding          6,536,156           2,421,169
                                                             ===========         ===========


See accompanying notes to the consolidated financial statements.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
            CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                         FOR THE PERIOD JANUARY 1 , 2003
                            THROUGH DECEMBER 31, 2004

                                           Preferred Stock                Common Stock     Additional                     Total
                                      -------------------------   ----------------------    Paid-in      Accumulated   Stockholders'
                                        Shares        Amount         Shares      Amount     Capital        Deficit        Equity
                                      -----------   -----------   -----------  ---------  -----------   ------------   ------------
Balance, December 31, 2002              1,025,640     1,200,000     1,821,438      1,822    8,100,822     (8,403,137)       899,507

Issuance of Series A Convertible          854,701     1,000,000            --         --           --             --      1,000,000
  Preferred Stock

Warrants issued in connection with             --            --            --         --       92,137        (92,137)            --
  Preferred Stock

Issuance of Series B Convertible        2,500,000     2,000,000            --         --           --             --      2,000,000
  Preferred Stock

Issuance of Common Stock by the
  exercising of warrants                       --            --       940,171        940          940             --          1,880

Net Loss                                       --            --            --         --           --     (2,664,949)    (2,664,949)
                                      -----------   -----------   -----------  ---------  -----------   ------------   ------------

Balance December 31, 2003               4,380,341     4,200,000     2,761,609      2,762    8,193,899    (11,160,223)     1,236,438

  Conversion of Series A Convertible   (1,880,341)   (2,200,000)      940,171        940    2,199,060             --             --
     Preferred Stock

  Conversion of Series B Convertible   (2,500,000)   (2,000,000)    6,250,000      6,250    1,993,750             --             --
     Preferred Stock

  Issuance of Common Stock for                 --            --       225,000        225        2,025             --          2,250
    Investor Relations Agreement

  Issuance of Common Stock to                  --            --       150,000        150         (150)            --             --
     President of Company

  Issuance of Common Stock by the              --            --       720,000        720           --             --            720
    Exercising of Warrants

  Value of Warrants Issued                     --            --            --         --        6,600             --          6,600

  Net Loss                                     --            --            --         --           --     (1,124,668)    (1,124,668)
                                      -----------   -----------   -----------  ---------  -----------   ------------   ------------
Balance December 31, 2004                      --   $        --    11,046,780  $  11,047  $12,395,184   $(12,284,891)  $    121,340
                                      ===========   ===========   ===========  =========  ===========   ============   ============


See accompanying notes to the consolidated financial statements.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                     YEARS ENDED DECEMBER 31, 2004 and 2003

                                                                                         For the Year          For the Year
                                                                                     Ended December 31,      Ended December 31,
                                                                                            2004                  2003
                                                                                         -----------           -----------
Cash flows from operating activities:

    Net loss                                                                             $(1,124,668)          $(2,664,949)

    Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization of property and equipment                                144,533                89,469
      Amortization of software development costs                                             528,126               486,964
      Gain on property and equipment disposals                                                  (421)                   --
      Stock based compensation                                                                 8,850                    --
    Changes in operating assets and liabilities:
      Accounts receivable                                                                     (7,401)             (334,834)
      Notes receivable                                                                            --                54,400
      Royalties and referral fees receivable                                                   1,550               (11,300)
      Prepaid expenses and other current assets                                               (1,277)              (29,464)
      Security deposits                                                                           --                (7,330)
      Accounts payable                                                                        39,162              (157,228)
      Accrued expenses                                                                      (416,977)              159,416
      Deferrred revenue                                                                      120,932              (224,849)
      Customer deposits                                                                       (2,639)                1,149
                                                                                         -----------           -----------

Net cash used in operating activities                                                       (710,230)           (2,638,556)
                                                                                         -----------           -----------

Cash flow from investing activities:
    Purchase of property and equipment                                                      (100,575)             (288,112)
    Increase in software development costs                                                  (101,250)             (142,074)
    Sale of property and equipment                                                             1,853                    --
                                                                                         -----------           -----------

Net cash used in investing activities                                                       (199,972)             (430,186)
                                                                                         -----------           -----------

Cash flow from financing activities:
    Repayment of capital lease obligation                                                    (12,025)              (10,671)
    Proceeds from loans payable                                                            1,050,000                    --
    Proceeds from the issuance of Series A Preferred Stock                                        --             1,000,000
    Proceeds from the issuance of Series B Preferred Stock                                        --             2,000,000
    Proceeds from the exercise of warrants                                                       720                 1,880
                                                                                         -----------           -----------

Net cash provided by financing activities                                                  1,038,695             2,991,209
                                                                                         -----------           -----------

Increase (decrease) in cash                                                                  128,493               (77,533)

Cash, beginning of period                                                                    171,728               249,261
                                                                                         -----------           -----------

Cash, end of period                                                                      $   300,221           $   171,728
                                                                                         ===========           ===========

Cash paid during the period for interest expense                                         $    42,511           $     6,609
                                                                                         ===========           ===========


See accompanying notes to the consolidated financial statements.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

1.  Description of Business, Acquisitions and Consolidation

Health Systems Solutions, Inc. ("HSS") through its wholly owned subsidiary, Healthcare Quality Solutions, Inc. ("HQS") provides assistance to the home healthcare industry in managing their businesses throughout the United States of America, utilizing internally developed software. The software produces information to support clinical, financial and administrative decisions made by management in operating and administrating their organization. The Company operates in one segment.

On September 17, 2002 Provider Acquisition, LLC ("PAL"), which was formed in the State of Florida on June 28, 2002, acquired certain assets of Provider Solutions Corp. ("PSC") for $250,000 in cash, subject to certain liabilities. The principal reason for the acquisition was to purchase the technology that the Company currently employs in its business. Total consideration paid has been allocated as follows:

      Current Assets                                          $   357,820
      Goodwill                                                  6,838,135
      Software Development Costs                                1,325,000
      Fixed Assets                                                 68,206
      Other Assets                                                 15,654
      Accounts Payable and Accrued Expenses                      (557,362)
      Deferred Revenue                                           (438,131)
      Secured Debt                                             (7,357,322)
      Other Liabilities                                            (2,000)
                                                              -----------
      Purchase price                                          $   250,000
                                                              ===========

Following PAL's acquisition of the assets of PSC, the holder of PSC's secured indebtedness converted all of the indebtedness into equity of PAL. The debt was converted to relieve the Company of the obligation. The debt conversion was recorded as additional paid-in capital.

This acquisition created $6,954,927 of purchased goodwill that includes other excess costs of approximately $116,800. As of September 17, 2002 PAL determined that this goodwill was impaired and subsequently wrote off the entire balance.

Silver Key Mining Company, Inc. ("Silver Key"), the predecessor to HSS, was originally incorporated in the State of Idaho on June 25, 1971. On September 17, 2002 Silver Key changed its domicile from Idaho to Nevada by filing Articles of Merger between Silver Key (Idaho) and Silver Key Mining Company, Inc. a Nevada corporation. The surviving entity Silver Key (Nevada) (the "Company"), which was incorporated in the State of Nevada on July 31, 2001, acquired 100% of the outstanding common stock of Silver Key (Idaho)

On October 11, 2002 the Board of Directors of the Company approved a five to one reverse stock split with a record date of October 21, 2002. After the reverse stock split the Company had 512,601 shares of common stock outstanding. All share and per share amounts have been adjusted to reflect the reverse stock split.

On October 15, 2002, the Company formed HQS, a Florida corporation, which was and remains wholly owned by the Company.

On October 22, 2002 PAL entered into an Agreement and Plan of Merger (the "Merger Agreement") with the Company, HQS and certain principal stockholders of the Company, as defined in the Merger Agreement. Pursuant to the Merger Agreement, PAL was merged with and into HQS and HQS survived as the Company's wholly owned subsidiary.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

1.  Description of Business, Acquisitions and Consolidation - continued

The merger became effective on October 24, 2002, (the "Effective Date") concurrent with the Articles of Merger being filed with the Secretary of State of Florida. As a result of the former members of PAL acquiring a controlling interest (58%) of the outstanding common stock of the Company the transaction was accounted for as a "reverse merger." Pursuant to the Merger Agreement the Company issued 1,071,429 shares of its common stock to the members of PAL. Upon completion of the acquisition, the Company issued an additional 237,399 shares of its common stock to parties who were instrumental in arranging the merger. These shares of common stock were considered part of the cost of the acquisition and have been recorded at the fair value of $4,750 (quoted market price - $.02 per share) on the date of the transaction with a corresponding reduction of additional paid in capital. The acquisition was accounted for using the purchase method of accounting.

Although Silver Key is the legal survivor in the merger and remains the registrant, until November 2002 (see below) with the Securities and Exchange Commission, under accounting principles generally accepted in the United States of America because the stockholders of PAL acquired more than 50% of the post transaction consolidated entity, PAL is considered to be the "acquirer" of Silver Key for financial reporting purposes. Accordingly, this requires Silver Key, among other things, to present in all future financial statements and other public filings after completion of the merger, prior historical financial information and other information of PAL and requires a retroactive restatement of PAL's historical stockholders' investment for the equivalent number of shares of common stock received in the merger.

On December 10 2002, the Company filed an articles of amendment to its articles of incorporation changing its name from Silver Key (Nevada) to Health Systems Solutions, Inc.

2.  Summary of Significant Accounting Policies

Basis of presentation and consolidation: The accompanying consolidated financial statements which present the results of operations of HSS and its wholly owned subsidiary, HQS, for the period from January 1, 2003 through December 31, 2004 have been prepared using accounting principals generally accepted in the United States of America. All material intercompany transactions and accounts have been eliminated in consolidation.

Allowance for doubtful accounts: The Allowance for doubtful accounts is based on the Company's assessment of the collectibilty of customer accounts and the aging of the accounts receivable. The Company regularly reviews the adequacy of the Company's allowance for doubtful accounts through identification of specific receivables where it is expected that payments will not be received. The Company also establishes an unallocated reserve that is applied to all amounts that are not specifically identified. In determining specific receivables where collections may not be received, the Company reviews past due receivables and gives consideration to prior collection history and changes in the customer's overall business condition. The allowance for doubtful accounts reflects the Company's best estimate as of the reporting dates.

Cash and cash equivalents: The Company considers all highly liquid short-term investments, with a remaining maturity of three months or less when purchased, to be cash equivalents.

Property and equipment: Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of three years are used for computer equipment and related software and five years for office equipment and furniture and fixtures. Amortization of leasehold improvements is computed using the shorter of the remaining lease terms or five years. The Company uses an accelerated method of depreciation for tax reporting which is not materially different from financial reporting. Normal maintenance and repairs of property and equipment are expensed as incurred while renewals, betterments and major repairs that materially extend the useful life of property and equipment are capitalized.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

2.  Summary of Significant Accounting Policies - continued

Software development costs: We capitalize certain costs of software developed or obtained for internal use in accordance with AICPA SOP 98-1, Accounting for the Costs of Corporate Software Developed or Obtained for Internal Use ("SOP 98-1"). We capitalize software development costs when application development begins, it is probable that the project will be completed, and the software will be used as intended. Costs associated with preliminary project stage activities, training, maintenance and all other post implementation stage activities are expensed as incurred. Our policy provides for the capitalization of certain payroll and payroll-related costs for employees who are directly associated with developing or obtaining internal use software. Capitalizable personnel costs are limited to the time directly spent on such projects. Capitalized costs are ratably amortized using the straight-line method, over the estimated useful lives of the related applications of three years. The Company makes on-going evaluations of the recoverability of its capitalized software by comparing the amount capitalized for each product to the estimated net realizable value of the product. If such evaluations indicate that the unamortized software development costs exceed the net realizable value, the company writes off the amount that the unamortized software development costs exceed net realizable value.

Goodwill and other intangibles: Goodwill represents the excess of costs over fair value of assets of businesses acquired. The Company adopted the provisions of SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS 142"), as of January 1, 2002. SFAS 142 requires goodwill to be tested for impairment on an annual basis and between annual tests in certain circumstances, and written down when impaired, rather than being amortized as previous accounting standards required. Furthermore, SFAS 142 requires purchased intangible assets other than goodwill to be amortized over their useful lives unless these lives are determined to be indefinite. In accordance with SFAS 142, the Company performed impairment tests on all goodwill and purchased intangible assets from the acquired assets and liabilities of Provider Solutions Corp. on September 17, 2002. The goodwill was written off after the company performed these impairment tests and determined that the fair value of the goodwill exceeded its carrying value. Fair value was determined by estimates of future cash flows. At September 17, 2002, the state of the business, the projected shortage of short term and future cash, the anticipation of continued losses and the reduced level of sales indicated that without ongoing investment, a source for which had not been identified, the business was not a going concern and that there was no utility to the value of the goodwill. We determined the company's projections for cash flow from the acquired assets was insufficient to support the goodwill as an asset and that an immediate goodwill impairment write-off was in order.
Pursuant to the impairment tests, all goodwill and purchased intangibles of $6,954,927 was written off as of September 17, 2002.

Impairment of long-lived assets: In accordance with SFAS 144 "Accounting for the Impairment or Disposal of Long-Lived Assets", the Company reviews long-lived assets for impairment whenever circumstances and situations change such that there is an indication that the carrying amounts may not be recovered. In such circumstances, the Company will estimate the future cash flows expected to result from the use of the asset and its eventual disposition. Future cash flows are the future cash inflows expected to be generated by an asset less the future outflows expected to be necessary to obtain those inflows. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss to adjust to the fair value of the asset. At December 31, 2004 no long-lived assets were impaired.

Concentration of credit risk: Concentrations of credit risk with respect to trade receivables are limited to customers dispersed across the United States of America. All trade receivables are concentrated in the healthcare segment of the economy; accordingly the Company is exposed to business and economic risk. Although the Company does not currently foresee a concentrated credit risk associated with these trade receivables, repayment is dependent upon the financial stability of the healthcare industry.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

2.  Summary of Significant Accounting Policies - continued

Income taxes: The Company uses the liability method for income taxes as required by SFAS No. 109 "Accounting for Income Taxes." Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax basis of assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized.

Revenue recognition and deferred revenue: The Company follows the guidance of the Securities and Exchange Commission's Staff Accounting Bulletin 104 for revenue recognition. In general, the Company records revenue when persuasive. We recognize revenue when persuasive evidence of a final agreement exists, delivery has occurred, the selling price is fixed or determinable and collectibility is reasonably assured. Currently, we primarily employ a web-based application service provider model to deliver our services to our home healthcare customers. In instances where the customer specifies final acceptance of the system or service, we defer revenue until all acceptance criteria have been met. We price these services primarily on a transaction fee basis (calculated based upon the number of patient clinical assessments made by a customer during a period) and, to a lesser extent, on a subscription fee basis. Clinical assessments, which are mandated by Medicare, require Home Health Care Agencies to collect assessment data on all patients requiring home health care at the start-of-care and at discharge. Our products PPS collect, editor, executive, dashboard, trans, outcomes, and Oasis auditor all assist in the collection of assessment data and are all charged on a transaction basis. We earn the revenues from subscriptions ratably over the period of the respective agreement, generally one year. We record cash payments received in advance or at beginning of a contract as deferred revenue. We recognize transaction fee based revenues in the period the transaction is processed. Implementation, consultation, training and customer support services are charged to customers on a fee basis usually based upon time spent. We recognize implementation fees in the month that the customer goes live and we recognize training, consultation, advisory and support revenue in the month that the service is performed. Implementation costs consisting of payroll and travel are expensed in the same period implementation fees are recognized. Typical sales terms would be 30 days from the date of invoice.

Advertising costs: The Company expenses all advertising costs as incurred. Advertising costs for the year ended December 31, 2004 were $114,207, and for the year ended December 31, 2003 were $69,837, and are included in selling and marketing expense in the accompanying consolidated statement of operations.

Research and development costs: The Company expenses all research and development expenses, which consist of payroll and other related costs, as incurred. Research and development costs for the year ended December 31, 2004 were $576,194 and for the year ended December 31, 2003 were $883,519.

Computation of net income (loss) per share: The Company presents basic earnings
(loss) per share and, if appropriate, diluted earnings per share in accordance with SFAS 128, "Earnings Per Share ("SFAS 128"). Under SFAS 128 basic net income
(loss) per share is computed by dividing net income (loss) for the period by the weighted-average number of shares outstanding during the period. Diluted net income per share is computed by dividing net income for the period by the weighted-average number of common share equivalents during the period. At December 31, 2003, the Convertible Preferred Stocks were convertible into 7,190,171 Common Stock shares.

Financial instruments: The carrying amounts of financial instruments, including cash, accounts receivable, prepaid expenses, customer deposits and deferred revenue approximate fair value as of December 31, 2004, due to the relatively short maturity of the instruments. The capital lease obligation approximates fair value based upon debt terms available to Company's under similar terms.

Use of estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

2.  Summary of Significant Accounting Policies - continued

Recent accounting pronouncements: In November 2004, the FASB issued Statement of Financial Accounting Standards No. 151, "Inventory Costs - an amendment of ARB No. 43, Chapter 4". This Statement amends the guidance in ARB No. 43, Chapter 4, "Inventory Pricing", to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal". In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. The Company does not have inventory costs and therefore does not expect to be impacted by SFAS 151 or be required to make additional disclosures.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 152, "Accounting for Real Estate Time-Sharing Transactions - an amendment of FASB Statements No. 66 and 67". This Statement amends SFAS 66, "Accounting for Sale of Real Estate", to reference the financial accounting and reporting guidance for real-estate time-sharing transactions that is provided in AICPA Statement of Position 04-2, "Accounting for Real Estate Time-Sharing Transactions". This Statement also amends SFAS 67, "Accounting for Costs and Initial Rental Operations of Real Estate Projects", to state that the guidance for (a) incidental operations and (b) costs incurred to sell real estate projects does not apply to real estate time-sharing transactions. The accounting for those operations and costs is subject to the guidance in SOP 04-2. The Company does not expect to be impacted by the adoption of SFAS 152, which will be effective for financial statements for fiscal years beginning after June 15, 2005.

In December 2004, the FASB issued Statement of Financial Accounting Standards No. 153, "Exchanges of Nonmonetary Assets - an amendment of APB Opinion No. 29". This Statement amends Opinion 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The adoption of SFAS 153 did not impact the Company's financial position or results of operations.

In December 2004, the FASB revised Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation". This Statement supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees". This Statement establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods and services. It also addresses transactions in which an entity incurs liabilities in exchange for goods and services that are based on the fair value of the entity's equity instruments or may be settled by the issuance of those equity instruments. This Statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. The Company is in the process of assessing the effect of the revised SFAS 123 and does not expect its adoption will have a material effect on the Company's financial position or results of operations.

Management does not believe that any recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying consolidated financial statements.

3.  Loan and Security Agreement

On July 6, 2004, HQS entered into a $1,600,000 loan and security agreement with Stanford Venture Capital Holdings, Inc., the majority stockholder of the Company. Under this agreement, interest accrues at the rate of 8% per annum and principal matures and becomes payable three years from the date of the loan. The loan is secured by a security interest in all of the assets of the Company and HQS and a corporate guaranty of the Company that has been executed in favor of Stanford. Through December 31, 2004, HQS has borrowed $1,050,000 against the loan and security agreement leaving an availability of remaining funds of $550,000.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

4.  Property and Equipment and Software Development costs

     Property and equipment and software development costs consist of the following:

                                                             December 31, 2004
      -----------------------------------------------------  ------------------
                                                              ($ In Thousands)

      Office equipment                                              $  235
      Purchased computer software                                      150
      Furniture and fixtures                                            31
      Leasehold improvements                                           133
                                                                    ------
                                                                       549

      Less accumulated depreciation and amortization                   246
                                                                    ------
         Total                                                      $  303
                                                                    ======

      Software development costs                                    $1,629

      Less accumulated amortization                                  1,091
                                                                    ------

          Total                                                     $  538
                                                                    ======

Depreciation expense for property and equipment for the years ended December 31, 2003 and December 31, 2004 for the Company was $91,114 and $144,533 respectively.

Amortization expense for software development costs for the years ended December 31, 2003 and December 31, 2004 for the Company was $486,964 and $528,126 respectively.

The unamortized balance of software development costs was $538,113 at December 31, 2004 and the future amortization expense amounts are as follows:

      Fiscal Year                                                   Amount
      ----------------------------------------------------        --------
      2005                                                        $466,915
      2006                                                          56,180
      2007                                                          15,018
                                                                  --------

      Total future amortization expense                           $538,113
                                                                  ========

During the period ended December 31, 2002 the Company entered into a capital lease for $64,735 to acquire office equipment. For the years ended December 31, 2003 and December 31, 2004 the Company recorded depreciation of $12,947 and $12,947 respectively.

5.  Accrued Expenses

A liability to the Internal Revenue Service from a prior business acquisition amounting to $400,000 at December 31, 2003 was paid in June 2004.

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

6.  Income Taxes

For Federal income tax purposes, the Company has a net operating loss of approximately $5,856,000. The net operating loss expires in the year 2024. The Company recorded a 100% valuation allowance on its deferred tax asset since it is more likely than not that their benefit will not be realized in the future.

The significant components of the Company's deferred tax asset as of December 31, 2004 are as follows:

      Operating loss carryforward                             $ 2,225,000
      Goodwill  amortization                                    2,261,000
      Depreciation and other                                     (152,000)
                                                              -----------
      Valuation allowance                                      (4,334,000)
                                                              -----------

      Total deferred tax asset                                $        --
                                                              ===========

Reconciliation between the statutory Federal income tax rate (35%) and the effective income tax rates based on continuing operations is as follows:

                                                                  Year ended                Year ended
                                                                December 31, 2004       December 31, 2003
                                                               ------------------       -----------------
   Statutory Federal income tax (benefit)                      $       (392,000)        $      (933,000)
   State tax (benefit), net of federal effect                           (34,000)               (133,000)
   Increase in valuation allowance                                       426,000               1,066,000
                                                               ------------------       -----------------
                                                               $             -0-        $            -0-
                                                               ==================       =================

7.  Capital Lease Obligation

The Company has entered into a capital lease for certain office equipment. Obligations under the capital lease have been recorded in the accompanying consolidated financial statements at the present value of future minimum lease payments, discounted at an interest rate of 12%.

Future minimum payments under capital lease obligation are as follows at December 31, 2004:

      Fiscal Year                                                   Amount
      --------------------------------------------------------------------
      2005                                                         $17,280
      2006                                                          17,280
      2007                                                           8,640
                                                                   -------

      Total future payments                                         43,200
      Less amount representing interest                              6,037
                                                                   -------

      Present value of future payments                              37,163
      Less current portion                                          13,550
                                                                   -------
                                                                   $23,613
                                                                   =======

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

8.  Equity Transactions

Reverse Stock Split: On May 13, 2004, the Company's Board of Directors voted unanimously to authorize and recommend that stockholders approve a proposal to affect a reverse split. Pursuant to the reverse split, each two of the outstanding shares of common stock for shareholders of record on May 27, 2004 are automatically converted into one share of common stock. The reverse split does not alter the number of shares of Common Stock authorized but simply reduces the number of shares of Common Stock issued and outstanding. Further, holders of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock will receive half the number of shares of common stock upon conversion of their preferred stock, which such holders would have been able to receive upon conversion of their preferred shares immediately preceding the reverse split.

The Amendment of the Articles of Incorporation was filed with the Nevada Secretary of State on July 6, 2004. The reverse stock split is presented as being retroactive to January 1, 2003.

Conversion of Preferred Stock: In fiscal 2004, all the outstanding shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock were converted by Stanford into an aggregate of 7,190,171 Common Stock shares.

Common Stock Issued: The Company's Board of Directors on July 6, 2004, awarded the president of the Company 150,000 restricted shares of the Company's common stock at a purchase price of $0.001 per share. The vesting of the restricted common shares are contingent on the Company prior to June 1, 2010 filing audited annual financial statements with the SEC for a calendar year that sets forth both $10 million or more in revenues and $2 million or more in operating income.

Effective August 4, 2004, the Company issued 225,000 shares of its common stock to American Capital Ventures, Inc. in consideration for investor relations services. Under an amended and restated investor relations agreement with American Capital Ventures, Inc., American Capital Venture is required to provide the Company with investor relations services for a period of 18 months in consideration of 225,000 shares of common stock. The Company has also agreed to pay American Capital Ventures $12,000 per month for the term of the agreement. The shares were recorded at their fair value of $2,250 and charged to consulting expense.

Warrants Issued and Exercised: As additional consideration for Stanford entering into the loan and security agreement with HQS on July 6, 2004, the Company agreed to issue warrants to purchase up to an aggregate of 720,000 shares of the Company's common stock $0.001 par value per share at an exercise price of $0.001 per share. Stanford has assigned 360,000 of the warrants to four of its employees pursuant to a warrant assignment agreement. All the warrants have been exercised. The warrants were recorded at their fair value of $6,600 and charged against paid in capital and charged as interest expense.

9. Contingencies

Operating Leases: The Company leases its office space in Tampa, Florida. Rent expense totaled $244,035 and $187,007 for the years ended December 31, 2004 and 2003 and is included in general and administrative expenses in the accompanying consolidated financial statements. The Company also leases certain pieces of office and communication equipment as well as a co-location site for its application and data base servers. The Company's lease for its office space has a duration through January 31, 2009 with monthly payments approximating $20,000.

Future minimum annual payments under all lease agreements are as follows:

    2005                                                      $348,833
    2006                                                      $321,072
    2007                                                      $299,915
    2008                                                      $279,266
    2009                                                       $23,786

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

9. Contingencies - continued

Legal Proceedings: There are presently no material pending legal proceedings to which the Company is a party or to which any of its property is subject and, to the best of management's knowledge, no such actions against the Company are contemplated or threatened.

10.  Employee Savings Plans

The Company has a savings plan, which qualifies under Section 401(k) of the Internal Revenue Code. Participating employees may contribute up to the maximum amount allowed by law. Currently the Company does not match participants' contributions, but may at a future date.

11.  Stock Based Compensation

On July 6, 2004, the Company's Board of Directors unanimously voted to authorize that incentive stock options to purchase an aggregate of 485,000 shares of the Company's common stock be granted employees under the 2003 Management and Director Equity Incentive and Compensation Plan ("the Plan"). In addition, 67,000 options were granted under the Plan on August 3, 2004. All options shall have an exercise price of $1.00 per share and shall vest to the extent of 25% of the respective aggregate granted for each twelve continuous months of employment subsequent to January 1, 2004, with the unexercised portion of such respective options to expire June 1, 2009 or should the employee leave the employ of the Company. On August 3, 2004, 25,500 of the options were cancelled.

Further, on July 6, 2004, the Company's Board of Directors authorized under the Plan that the president of the Company be granted non-qualified stock options to purchase 150,000 shares of the Company's common stock at an exercise price of $1.00 per share. The vesting of the non-qualified stock options are contingent on the Company prior to June 1, 2010 filing audited annual financial statements with the SEC for a calendar year that sets forth both $10 million or more in revenues and $2 million or more in operating income.

During the first quarter of 2003, the Company adopted, effective January 1, 2003, the provision of Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" an amendment of SFAS No. 123. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148 which require pro forma disclosure of net income and earnings per share as if fair value method of accounting had been applied.

                                                                   Year Ended             Year Ended
                                                               December 31, 2004      December 31, 2003
                                                             ---------------------  ---------------------
Net loss (as reported)                                       $          (1,124,668) $          (2,757,086)
Deduct:  Total stock based compensation expense determined
under the fair value based method for all awards granted
modified or settled during the period, net of related taxes                     --                     --
                                                             ---------------------  ---------------------
Pro forma net loss                                           $          (1,124,668) $          (2,757,086)
                                                             =====================  =====================
Basic, as reported                                           $                (.17) $               (1.14)
==================                                           =====================  =====================
Basic, pro forma                                             $                (.17) $               (1.14)
==================                                           =====================  =====================

                  Health Systems Solutions, Inc. and Subsidiary
                   Notes to Consolidated Financial Statements
                           December 31, 2004 and 2003

12. Concentrations

Cash: The Company maintains cash balances with commercial financial institutions which at times, may exceed the FDIC insured limits of $100,000. Management has placed these funds in high quality institutions in order to minimize the risk.

Accounts Receivable: The Company's largest customer represents 34.1% and 28.3% of the Company's accounts receivable at December 31, 2004 and December 31,2003 respectively.

Revenue: The Company's largest customer accounted for 31.7% and 28.5% of the Company's revenue for the years ended December 31, 2004 and December 31, 2003 respectively.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                           CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 2005
                                   (Unaudited)

                                     ASSETS
Current assets:
   Cash                                                                 $    186,928
   Accounts receivable, net of allowance for doubtful accounts
     of $5,000                                                               500,175
   Prepaids and other current assets                                          92,071
                                                                        ------------

     Total current assets                                                    779,174

Property and equipment, net of accumulated depreciation
   and amortization of $374,029                                              261,794

Software development costs, net of accumulated amortization
   of $1,517,572                                                             249,940

Security deposits                                                             23,484

                                                                        ------------
     Total assets                                                       $  1,314,392
                                                                        ============


                      LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities:
   Current portion of capital lease obligation                          $     14,819
   Accounts payable                                                           85,240
   Accrued expenses                                                          164,373
   Deferred revenue                                                          101,877
                                                                        ------------

     Total current liabilities                                               366,309

Capital lease obligation, net of current portion                              12,335

Loans payable                                                              1,250,000
                                                                        ------------

     Total liabilities                                                     1,628,644
                                                                        ------------

Stockholders' deficit
   Common Stock; $.001 par value; 150,000,000 shares authorized;
     10,796,779 shares issued and outstanding                                 10,797
   Additional paid-in capital                                             12,395,434
   Accumulated deficit                                                   (12,720,483)
                                                                        ------------

     Total stockholders' deficit                                            (314,252)
                                                                        ------------

     Total liabilities and stockholders' deficit                        $  1,314,392
                                                                        ============

See accompanying notes to the consolidated financial statements.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
                                   (Unaudited)

                                                                  Three Months Ended                    Nine Months Ended
                                                           September 30,      September 30,      September 30,      September 30,
                                                               2005               2004              2005                2004
                                                           ------------       ------------       ------------       ------------
Net sales                                                  $  1,074,744       $    910,299       $  3,031,004       $  2,658,648
Cost of sales                                                   493,314            444,395          1,380,096          1,294,344
                                                           ------------       ------------       ------------       ------------

   Gross profit                                                 581,430            465,904          1,650,908          1,364,304
                                                           ------------       ------------       ------------       ------------

Operating expenses
   Selling and marketing                                        161,008            234,156            527,554            750,798
   Research and development                                     148,860            148,240            476,218            427,588
   General and administrative                                   287,744            322,898            882,259            979,968
   Depreciation and amortization                                 44,486             36,450            130,096            103,118
   Interest                                                      25,228             20,082             70,373             23,889
                                                           ------------       ------------       ------------       ------------

   Total  operating expenses                                    667,326            761,826          2,086,500          2,285,361
                                                           ------------       ------------       ------------       ------------

Net operating loss                                              (85,896)          (295,922)          (435,592)          (921,057)
                                                           ------------       ------------       ------------       ------------

Non-operating expenses
   Other non-recurring                                               --                 --                 --             29,139
                                                           ------------       ------------       ------------       ------------

   Total  non-operating expenses                                     --                 --                 --             29,139
                                                           ------------       ------------       ------------       ------------

Net loss                                                   $    (85,896)      $   (295,922)      $   (435,592)      $   (950,196)
                                                           ============       ============       ============       ============

Basic and diluted net loss per share                       $      (0.01)      $      (0.03)      $      (0.04)      $      (0.15)
                                                           ============       ============       ============       ============

Basic and diluted weighted average shares outstanding        10,796,779          9,192,571         10,914,911          6,145,481
                                                           ============       ============       ============       ============

See accompanying notes to the consolidated financial statements.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  NINE MONTHS ENDED SEPTEMBER 30, 2005 AND 2004
                                   (Unaudited)

                                                                                            Nine Months Ended
                                                                                      ------------------------------
                                                                                      September 30,    September 30,
                                                                                           2005             2004
                                                                                      -------------    -------------
Cash flows from operating activities:

    Net loss                                                                           $(435,592)        $(950,196)

    Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization of property and equipment                            130,096           103,118
      Amortization of software development costs                                         426,253           393,093
      (Gain) or loss on fixed assets disposals                                               479              (421)
    Changes in operating assets and liabilities:
      Accounts receivable                                                                (44,736)          (71,277)
      Royalties and referral fees receivable                                                 450              (100)
      Prepaid expenses and other current assets                                          (20,272)          (17,300)
      Security deposits                                                                     (500)               --
      Accounts payable                                                                    16,774            47,808
      Accrued expenses                                                                    (9,261)         (408,296)
      Deferrred revenue                                                                 (139,876)            3,238
      Customer deposits                                                                       --            (1,461)
                                                                                       ---------         ---------

Net cash used in operating activities                                                    (76,185)         (901,794)
                                                                                       ---------         ---------

Cash flow from investing activities:
    Purchase of property and equipment                                                   (89,020)          (90,781)
    Increase in software development costs                                              (138,079)          (75,177)
    Sale of property and equipment                                                            --             1,853
                                                                                       ---------         ---------

Net cash used in investing activities                                                   (227,099)         (164,105)
                                                                                       ---------         ---------

Cash flow from financing activities:
    Repayment of capital lease obligation                                                (10,009)           (8,883)
    Proceeds from loans payable                                                          200,000           900,000
    Proceeds from the issuance of Common Stock                                                --             2,400
    Proceeds from the exercise of warrants                                                    --             4,020
                                                                                       ---------         ---------

Net cash provided by financing activities                                                189,991           897,537
                                                                                       ---------         ---------

Decrease in cash                                                                        (113,293)         (168,362)

Cash, beginning of period                                                                300,221           171,728
                                                                                       ---------         ---------

Cash, end of period                                                                    $ 186,928         $   3,366
                                                                                       =========         =========

Cash paid during the period for interest expense                                       $  70,373         $  23,889
                                                                                       =========         =========

See accompanying notes to the consolidated financial statements.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005

                                   (Unaudited)

NOTE 1 - NATURE OF BUSINESS

Health Systems Solutions, Inc. (the "Company"), through its wholly owned subsidiary, Healthcare Quality Solutions, Inc. ("HQS"), designs, develops, markets, sells and supports web-based, management information and business intelligence services that assist home health care companies effectively manage the clinical, operational and financial aspects of their business.

NOTE 2 - BASIS OF PRESENTATION AND CONSOLIDATION

The accompanying unaudited consolidated financial statements and related notes have been prepared using accounting principles generally accepted in the United States of America for interim financial statements and pursuant to the rules and regulations of the Securities and Exchange Commission for Form 10-QSB. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information, read the financial statements and footnotes thereto included in the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2004. The results of operations for the nine-months ended September 30, 2005 are not necessarily indicative of the operating results that may be expected for the fiscal year ending December 31, 2005.

The consolidated financial statements include the accounts of the Company and its subsidiary. All material inter-company transactions and balances have been eliminated in consolidation.

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Stock Based Compensation: During the first quarter of 2003, the Company adopted, effective January 1, 2003, the provision of Statement of Financial Accounting Standards No. 148 "Accounting for Stock-Based Compensation - Transition and Disclosure" an amendment of SFAS No. 123. The Company has adopted the "disclosure only" alternative described in SFAS 123 and SFAS 148 which require pro forma disclosure of net income and earnings per share as if fair value method of accounting had been applied.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005

                                   (Unaudited)

                                                                            Nine Months Ended
                                                                September 31, 2005     September 30, 2004
                                                                ------------------     ------------------
Net loss (as reported)                                             $  (435,592)           $  (950,196)

Deduct:  Total stock based compensation expense determined
under the fair value based method for all awards granted
modified or settled during the period, net of related taxes             14,078                     --
                                                                   -----------            -----------


Pro forma net loss                                                 $  (449,670)           $  (950,196)
                                                                   ===========            ===========
Basic, as reported                                                 $      (.04)           $      (.15)
==================                                                 ===========            ===========
Basic, pro forma                                                   $      (.04)           $      (.15)
==================                                                 ===========            ===========

Use of Estimates: The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

Allowance for Doubtful Accounts: The Allowance for doubtful accounts is based on the Company's assessment of the collectibilty of customer accounts and the aging of the accounts receivable. The Company regularly reviews the adequacy of the Company's allowance for doubtful accounts through identification of specific receivables where it is expected that payments will not be received. The Company also establishes an unallocated reserve that is applied to all amounts that are not specifically identified. In determining specific receivables where collections may not be received, the Company reviews past due receivables and gives consideration to prior collection history and changes in the customer's overall business condition. The allowance for doubtful accounts reflects the Company's best estimate as of the reporting dates.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005

                                   (Unaudited)


Recent Accounting Pronouncements: In May 2005, the FASB issued Statement of Financial Accounting Standards No. 154, "Accounting Changes and Error Corrections - a replacement of APB Opinion No. 20 and FASB Statement No. 3". This Statement replaces APB Opinion No. 20, "Accounting Changes", and FASB Statement No. 3, "Reporting Accounting Changes in Interim Financial Statements", and changes the requirements for the accounting for and reporting of a change in accounting principle. This Statement requires retrospective application to prior periods' financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. When it is impracticable to determine the period-specific effects of an accounting change on one or more individual prior periods presented, this Statement requires that the new accounting principle be applied to the balance of the assets and liabilities as of the beginning of the earliest period for which retrospective application is practicable and that a corresponding adjustment be made to the opening balance of retained earnings for that period rather than being reported in an income statement. When it is impracticable to determine the cumulative effect of applying a change in accounting principle to all prior periods, this Statement requires that the new accounting principle be applied as if it were adopted prospectively from the earliest date practicable. This Statement shall be effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. Early adoption is permitted for accounting changes and corrections made after the date this Statement is issued. The Company is in the process of assessing the effect of SFAS 154 and does not expect its adoption will have a material effect on the Company's financial position or results of operations.

In March 2005, the FASB issued Financial Interpretation No. 47, "Accounting for Conditional Asset Retirement Obligations - an interpretation of FASB Statement No. 143". This Interpretation clarifies that the term "conditional asset retirement obligation" as used in FASB Statement No. 143 refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. An entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability should be recognized when incurred. Uncertainty about the timing and
(or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. This Interpretation also clarifies when an entity would have sufficient information to reasonably estimate the fair value of an asset retirement obligation. The Company does not expect to be impacted by the adoption of FIN 47, which will be effective for fiscal years ending after December 15, 2005.

                  HEALTH SYSTEMS SOLUTIONS, INC. AND SUBSIDIARY
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 2005

                                   (Unaudited)


Management does not believe that any recently issued, but not yet effective accounting pronouncements if currently adopted would have a material effect on the accompanying consolidated financial statements.

NOTE 4 - LOAN AND SECURITY AGREEMENT

On July 6, 2004, HQS entered into a $1,600,000 loan and security agreement with Stanford Venture Capital Holdings, Inc., the majority stockholder of the Company. Under this agreement, interest accrues at the rate of 8% per annum and principal matures and becomes payable three years from the date of the loan. The loan is secured by a security interest in all of the assets of the Company and HQS and a corporate guaranty of the Company that has been executed in favor of Stanford. Through September 30, 2005, HQS has borrowed $1,250,000 against the loan and security agreement leaving an availability of remaining funds of $350,000.

NOTE 5 - SUBSEQUENT EVENTS

On November 8, 2005, the Company entered into a Preferred Stock Purchase Agreement with its principal stockholder, Stanford International Bank Ltd. The Company agreed to issue to Stanford its Series C Preferred Stock at a price of $2.00 per share together with warrants exercisable for 6/10 of a share of common stock for each share of Series C Preferred Stock purchased. The Warrants are exercisable at a price of $0.001 per share. On November 8, 2005, the Company refinanced the outstanding amount of $1,250,000 under the loan and security agreement and drew down an additional $100,000 of working capital under the Preferred Stock Purchase Agreement and terminated the loan and security agreement. The Company has an additional $500,000 to draw down under the Preferred Stock Purchase Agreement on two weeks' notice and the agreement provides for an additional $7.4 million that may be sold to Stanford to provide it with funds to complete acquisitions or additional working capital uses that may be approved by Stanford in its sole discretion. The Company believes that the $500,000 available to it under the Preferred Stock Purchase Agreement together with funds generated from operations will be sufficient to meet its liquidity needs over the next twelve months.

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus does not constitute an offer of any securities other than those to which it relates or an offer to sell, or a solicitation of any offer to buy, to any person in any jurisdiction where such an offer or solicitation would be unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create an implication that the information set forth herein is correct as of any time subsequent to the date hereof.


                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

Prospectus Summary........................................................     1
Forward-Looking Statements................................................     4
Risk Factors..............................................................     4
Capitalization............................................................    11
Price Range of common stock and Dividend Policy...........................    12
Use of Proceeds...........................................................    12
Summary Statement of Operations Data......................................    13
Management's Discussion and Analysis or Plan of Operation.................    14
Business..................................................................    24
Management................................................................    33
Related Party Transactions................................................    38
Principal Shareholders....................................................    40
Description of Securities.................................................    41
Selling Shareholders......................................................    43
Plan of Distribution......................................................    45
Shares Eligible for Future Sale...........................................    46
Legal Matters.............................................................    46
Experts...................................................................    46
Additional Information....................................................    46
Financial Statements......................................................   F-1

                                1,470,808 Shares






                         Health Systems Solutions, Inc.










                                   PROSPECTUS





                                 January 9, 2006